Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-261324

Prospectus Supplement No. 15

(To Prospectus dated April 1, 2022)

EMBARK TECHNOLOGY, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 1, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261324). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

The Prospectus and this prospectus supplement relate to from time to time (i) the resale of an aggregate of 173,549,101 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Embark Technology, Inc., a Delaware corporation (“Embark”), issued in connection with the Merger by certain of the selling shareholders named in the Prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), (ii) the resale of 17,000,000 shares of Class A common stock issued in the PIPE Financing by certain of the Selling Shareholders, (iii) the issuance by us and resale of 1,342,353 shares of common stock reserved for issuance upon the exercise of options to purchase Class A common stock, (iv) the issuance by us and resale of 50,550,140 shares of Class A common stock reserved for issuance upon the settlement of restricted stock units, (v) the resale of 806,497 warrants to purchase Class A common stock, (vi) the issuance of 22,486,667 shares of Class A common stock in respect of warrants to purchase Class A common stock, (vii) the resale 806,497 shares of Class A common stock issuable in respect of warrants to purchase Class A common stock, and (viii) the issuance by us and resale of 87,078,981 shares of Class A common stock issuable upon conversion of shares of Class B common stock. On August 16, 2022, Embark completed a 1-for-20 reverse stock split, which is not reflected in the share numbers above.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 25, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of Class A common stock are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “EMBK.” On May 31, 2023, the closing sale price of our Class A common stock was $2.79 per share. Our warrants are listed on Nasdaq under the symbol “EMBKW.” On May 31, 2023, the closing sale price of our warrants was $0.0150 per warrant.

Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 1, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2023

EMBARK TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39881 (Commission File Number)	86-3343695 (I.R.S. Employer Identification No.)

321 Alabama Street

San Francisco, CA 94110

(Address of principal executive offices, including zip code)

(415) 671-9628

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EMBK	The Nasdaq Global Market

Warrants to purchase 1/20th share of Class A common stock, each at an exercise price of $11.50 per warrant	EMBKW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On May 25, 2023, Embark Technology, Inc. (“Embark”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Applied Intuition, Inc. (“Parent”) and Azara Merger Sub, Inc. (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Embark (the “Merger”), with Embark continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent.

The Transaction Committee of Embark’s Board of Directors, comprised solely of independent and disinterested directors, unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of Embark and its stockholders, approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and resolved to recommend that Embark’s Board of Directors (the “Board”) approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. Thereafter, the Board unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of Embark and its stockholders, and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and resolved to recommend that Embark’s stockholders vote to adopt the Merger Agreement and approve the Merger and the transactions contemplated by the Merger Agreement.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A common stock and Class B common stock of Embark, par value $0.0001 per share (collectively, the “Common Stock”), outstanding immediately prior to the Effective Time (subject to certain exceptions, including shares of Common Stock owned by stockholders of Embark who have not voted in favor of the adoption of the Merger Agreement or the Merger nor consented to the Merger and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will, at the Effective Time, automatically be converted into the right to receive $2.88 in cash without interest thereon (the “Per Share Price”), subject to applicable withholding taxes.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase shares of Common Stock that is vested or vests at the Effective Time after taking into account any accelerated vesting in connection with the Merger, and with respect to which the exercise price is less than the Per Share Price (each, a “Vested In-the-Money Company Option”) will automatically be cancelled and converted solely into the right to receive an amount in cash equal to (1) the total number of shares of Common Stock subject to such option multiplied by (2) the excess, if any, of the Per Share Price over the exercise price per share of such option, without interest and subject to applicable withholding taxes. Each outstanding option to purchase shares of Common Stock that is unexercised immediately prior to the Effective Time and is not a Vested In-the-Money Company Option will automatically be cancelled at the Effective Time for no consideration.

Pursuant to the Merger Agreement, at the Effective Time, each of Embark’s outstanding restricted stock units that is subject solely to service-based vesting conditions (a “Company RSU”) that is outstanding and vested (but not yet settled) or vests at the Effective Time after taking into account any accelerated vesting in connection with the Merger will automatically be cancelled and converted solely into the right to receive an amount in cash equal to (1) the total number of shares of Common Stock underlying such vested Company RSU, multiplied by (2) the Per Share Price, without interest and subject to applicable withholding taxes. Each Company RSU that is not vested at the Effective Time will be automatically cancelled at the Effective Time for no consideration.

Pursuant to the Merger Agreement, at the Effective Time, each of Embark’s outstanding restricted stock units subject to any performance-based vesting conditions (a “Performance RSU”) will automatically be cancelled for no consideration.

Pursuant to the Merger Agreement, at the Effective Time, each of Embark’s outstanding and unexercised warrants (a “Company Warrant”) will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash equal to (1) the total number of shares of Common Stock underlying such Company Warrant, multiplied by (2) the excess, if any, of the Per Share Price over the Warrant Price (as defined in the Warrant Agreement, dated January 12, 2021, between Embark and Continental Stock Transfer & Trust Company (the “Warrant Agreement”)), without interest and subject to applicable withholding taxes.

The Merger Agreement contains customary covenants made by each of Embark, Parent and Merger Sub, including, among others, covenants by Embark regarding the conduct of its business prior to the closing of the Merger. Upon execution of the Merger Agreement, Embark became subject to customary “no-shop” restrictions on its ability (and the ability of its subsidiaries and representatives), except as permitted by the Merger Agreement, to, among other things, (1) solicit, initiate, or propose the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to an acquisition proposal; (2) subject to certain exceptions, provide nonpublic information relating to Embark or any of its subsidiaries to third parties; (3) engage in discussions or negotiations with third parties regarding alternative acquisition proposals; (4) approve, endorse, or recommend any proposal that constitutes, or would reasonably be expected to lead to an acquisition proposal; (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition proposal; or (6) authorize, propose or commit to do any of the foregoing. Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock; and (2) the absence of an order or law preventing the Merger. The consummation of the Merger will take place as promptly as practicable after the satisfaction or waiver of the closing conditions, provided that unless the parties mutually agree, the Closing will not occur until the earlier of August 4, 2023 and the date the United States District Court for the Northern District of California (the “Court”) presiding over the legal proceeding captioned Hardy v. Embark Technology, Inc., et. al., Case No. 3:22-cv-02090-JSC (the “Legal Proceeding”) enters an order approving Plaintiffs’ Unopposed Motion for Preliminary Approval of Class Action Settlement, filed on May 17, 2023 (the “Motion”).

Either Embark or Parent may terminate the Merger Agreement if (1) the Effective Time has not occurred by August 23, 2023 (subject to an automatic extension to November 21, 2023, if the definitive proxy statement has not been filed with the United States Securities and Exchange Commission (the “SEC”) on or before June 23, 2023, or if the SEC provides comments to the preliminary proxy statement) (as may be extended pursuant the Merger Agreement, the “Termination Date”), (2) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order that permanently prohibits, makes illegal or enjoins the consummation of the Merger, (3) any law has been enacted, entered, enforced or deemed applicable to the Merger that permanently prohibits, makes illegal or enjoins the consummation of the Merger or (4) Embark’s stockholders fail to adopt the Merger Agreement. Embark may terminate the Merger Agreement in certain additional limited circumstances, including to allow Embark to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal (as defined in the Merger Agreement). Parent may terminate the Merger Agreement in certain additional limited circumstances, including if the Board withdraws its recommendation that Embark’s stockholders vote to adopt the Merger Agreement or if the Court presiding over the Legal Proceeding enters an order denying the Motion (the “Legal Proceeding Termination”).

Upon termination of the Merger Agreement under specified circumstances, Embark will be required to pay Parent a termination fee of $3,000,000. Specifically, this termination fee is payable by Embark to Parent if the Merger Agreement is terminated by (1) Parent following (a) the Board’s determination to change its recommendation with respect to the Merger or (b) the Company’s willful breach of its “no-shop” obligations; or (2) Embark following the decision by the Board to authorize the acceptance of a Superior Proposal. The termination fee will also be payable in certain circumstances if (1) the Merger Agreement is terminated because (a) the Merger is not completed by the Termination Date; (b) Embark’s stockholders fail to adopt the Merger Agreement or (c) the Company breaches its representations or covenants at a level specified in the Merger Agreement; and (2) within one year of the termination of the Merger Agreement, Embark consummates an Acquisition Transaction (as defined in the Merger Agreement) or enters into a definitive agreement providing for the consummation of an Acquisition Transaction, in each case, subject to certain exceptions with respect to a liquidation or dissolution of the Company. Upon the Legal Proceeding Termination, Parent will be required to pay to the Company a termination fee of $1,000,000.

The Merger Agreement also provides that Embark, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and Embark. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;
•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and
•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated by reference.

Voting and Support Agreements

On May 25, 2023, in connection with the execution of the Merger Agreement, Alex Rodrigues and Brandon Moak, solely in their capacity as stockholders of Embark, have entered into a voting and support agreement with the Company and Parent (the “Founder Voting Agreement”). In addition, on May 25, 2023, in connection with the execution of the Merger Agreement, affiliates of Sequoia Capital (Sequoia Capital U.S. Growth Fund VII, L.P., Sequoia Capital U.S. Growth VII Principals Fund, L.P., Sequoia Capital U.S. Venture Fund XV, L.P., Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P., Sequoia Capital U.S. Venture Partners Fund XV, L.P. and Sequoia Capital U.S. Venture XV Principals Fund, L.P.), one of Embark’s major investors, entered into a voting and support agreement with the Company and Parent (the “Major Stockholder Voting Agreement” and, together with the Founder Voting Agreement, the “Voting Agreements”). In total, the stockholders that signed the Voting Agreements represent approximately seventy-three percent (73%) of Embark’s outstanding voting power based on the number of shares of Common Stock outstanding as of May 23, 2023. Under the Voting Agreements, the stockholders party thereto have agreed to vote their shares of Common Stock in favor of the adoption of the Merger Agreement, not transfer their shares of Common Stock, subject to certain exceptions, and certain other matters. The Voting Agreements terminate in certain circumstances, including upon the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Voting Agreements is qualified in its entirety by reference to the full text of the Founder Voting Agreement and Major Stockholder Voting Agreement, copies of which are filed as Exhibit 10.1 and 10.2 hereto, respectively, and are incorporated by reference.

Item 3.03	Material Modification to Rights of Security Holders.

On May 25, 2023, Embark and Continental Stock Transfer & Trust Company entered into an amendment (the “Warrant Amendment”) to the Warrant Agreement, amending Embark’s warrant holders’ (“Warrant Holders”) rights under the Warrant Agreement. The Warrant Amendment provides that, upon the completion of the Merger, (i) the Warrant Price (as defined in the Warrant Agreement) will be reduced by an amount equal to the difference between (A) the Warrant Price in effect prior to such reduction minus (B) (I) the Per Share Price minus (II) the Black-Scholes Warrant Value (as defined in the Warrant Agreement), and (ii) immediately following (and after giving effect to) the reduction of the Warrant Price as set forth in the immediately preceding clause (i), each outstanding warrant to purchase Common Stock (a “Warrant”) will be automatically cancelled with no action required from the Warrant Holders and converted into a right to receive an amount in cash, without interest, equal to (A) the total number of shares of Common Stock underlying such Warrant multiplied by (B) the excess, if any, of (I) the Per Share Price over (II) the Warrant Price.

The foregoing description of the Warrant Amendment is qualified in its entirety by reference to the full text of the Warrant Amendment, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference.

Item 8.01	Other Items

On May 25, 2023, Embark and Parent issued a joint press release announcing the Merger. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference.

Additional Information and Where to Find It

Embark, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Embark by Applied Intuition, Inc. (the “Transaction”). Embark plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Embark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), which was filed with the SEC on March 28, 2023. To the extent that holdings of Embark’s securities have changed since the amounts set forth in the 2022 Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Embark will mail the definitive Transaction Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT EMBARK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Embark with the SEC in connection with the Transaction at the SEC’s website (https://www.sec.gov). Copies of Embark’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Embark with the SEC in connection with the Transaction will also be available, free of charge, at Embark’s investor relations website (https://investors.embarktrucks.com).

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Embark’s Board of Directors in approving the Transaction; expectations for Embark following the closing of the Transaction; and expectations for Embark if the Transaction does not close. Such forward looking statements are subject to inherent risks and uncertainties, including those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Embark’s stockholders for the Transaction are not obtained on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring Embark to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; (iv) the nature, cost and outcome of any legal proceeding that may be instituted against the parties and others relating to the Transaction; (v) the effect of the announcement or pendency of the Transaction on Embark’s assets, liabilities or financial condition; (vi) the amount of the costs, fees, expenses and charges related to the merger agreement or the Transaction; (vii) the risk that Embark’s stock price may fluctuate during the pendency of the Transaction and may decline significantly if the Transaction is not completed; and (viii) other risks and uncertainties detailed in the periodic reports that Embark files with the SEC, including the 2022 Annual Report and the Quarterly Report on Form 10-Q filed with the SEC on May 15, 2022, each of which may be obtained on the investor relations section of Embark’s website (https://investors.embarktrucks.com). If any of these risks or uncertainties materialize, or if any of Embark’s assumptions prove incorrect, Embark’s actual results could differ materially from the results expressed or implied by these forward-looking statements. All forward-looking statements in this communication are based on information available to Embark as of the date of this communication, and Embark does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 25, 2023, among Applied Intuition, Inc., Azara Merger Sub, Inc., and Embark Technology, Inc. *
4.1	Amendment to Warrant Agreement, dated May 25, 2023, between Embark Technology, Inc. and Continental Stock Transfer & Trust Company, as warrant agent.
10.1	Voting and Support Agreement, dated May 25, 2023, among Applied Intuition, Inc., Embark Technology, Inc., Alex Rodrigues and Brandon Moak. #
10.2	Voting and Support Agreement, dated May 25, 2023, among Applied Intuition, Inc., Embark Technology, Inc and certain stockholders party thereto. #
99.1	Press Release of Embark Technology, Inc. and Applied Intuition, Inc., dated May 25, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and exhibits omitted pursuant to Item 601(a)(5) or Item 601(b)(2) (as applicable) of Regulation S-K. Embark will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Embark may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.
#	Certain confidential portions of this exhibit were omitted by means of marking portions with brackets and asterisks because the identified confidential portions constituted personally identifiable information that is not material.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embark Technology, Inc.
Date: May 25, 2023	By:	/s/ Siddhartha Venkatesan
	Name:	Siddhartha Venkatesan
	Title:	Chief Legal Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

APPLIED INTUITION, INC.

AZARA MERGER SUB, INC.

and

EMBARK TECHNOLOGY, INC.

Dated as of May 25, 2023

Page

Article I THE MERGER		2
1.1	The Merger	2
1.2	The Effective Time	2
1.3	The Closing	2
1.4	Effect of the Merger	2
1.5	Certificate of Incorporation and Bylaws	2
1.6	Directors and Officers	3
Article II CONVERSION OF STOCK; SURRENDER OF CERTIFICATES		3
2.1	Effect of Merger on Capital Stock	3
2.2	Equity-Based Awards; Company Options; Company ESPP and Warrants	4
2.3	Exchange of Certificates	6
2.4	No Further Ownership Rights in Company Common Stock or Company Warrants	8
2.5	Lost, Stolen or Destroyed Certificates or Warrant Certificates	8
2.6	Required Withholding	9
2.7	No Dividends or Distributions	9
2.8	Necessary Further Actions	9
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
3.1	Corporate Organization	9
3.2	Capitalization	10
3.3	Authority; Execution and Delivery; Enforceability	12
3.4	No Conflicts	13
3.5	SEC Documents; Financial Statements; Undisclosed Liabilities	13
3.6	Absence of Certain Changes or Events	15
3.7	Proxy Statement	15
3.8	Legal Proceedings	15
3.9	Compliance with Laws and Orders	15
3.10	Permits	16
3.11	Employee Benefit Plans	16
3.12	Employee and Labor Matters	17
3.13	Environmental Matters	19
3.14	Real Property; Title to Assets	19
3.15	Tax Matters	20
3.16	Material Contracts	21
3.17	Intellectual Property; Privacy	23
3.18	Broker’s Fees	26
3.19	Opinion of Financial Advisor	26
3.20	Insurance	26
3.21	Related Person Transactions	26
3.22	No TID U.S. Business	26
3.23	No Other Representations or Warranties	27
Article IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		27
4.1	Organization; Good Standing	27
4.2	Authority; Execution and Delivery; Enforceability	27

-i-

(Continued)

Page

4.3	Non-Contravention	28
4.4	Requisite Governmental Approvals	28
4.5	Legal Proceedings; Orders	28
4.6	Ownership of Company Common Stock	28
4.7	Brokers	28
4.8	Operations of Merger Sub	28
4.9	No Parent Vote or Approval Required	28
4.10	Sufficient Funds	29
4.11	Stockholder and Management Arrangements	29
4.12	Solvency	29
4.13	Foreign Person Status	29
4.14	Exclusivity of Representations and Warranties	29
Article V INTERIM OPERATIONS OF THE COMPANY		30
5.1	Affirmative Obligations	30
5.2	No Solicitation	33
Article VI ADDITIONAL COVENANTS		37
6.1	Required Action and Forbearance; Efforts	37
6.2	Government Filings	38
6.3	Proxy Statement and Other Required SEC Filings	38
6.4	Stockholder Meeting	40
6.5	Anti-Takeover Laws	41
6.6	Access	41
6.7	Section 16(b) Exemption	42
6.8	Directors’ and Officers’ Ex`culpation, Indemnification and Insurance	42
6.9	Obligations of the Buyer Parties and the Company	43
6.10	Notification of Certain Matters	44
6.11	Public Statements and Disclosure	45
6.12	Transaction Litigation	45
6.13	Stock Exchange Delisting; Deregistration	45
6.14	Additional Agreements	45
6.15	Parent Vote	45
6.16	No Control of the Other Party’s Business	46
6.17	FIRPTA	46
6.18	Warrant Amendment	46
6.19	Resignations	46
Article VII CONDITIONS TO THE MERGER		46
7.1	Conditions to Each Party’s Obligations to Effect the Merger	46
7.2	Conditions to the Obligations of the Buyer Parties	46
7.3	Conditions to the Obligations of the Company to Effect the Merger	47
7.4	Frustration of Closing Conditions	48
Article VIII TERMINATION		48
8.1	Termination	48
8.2	Manner and Notice of Termination; Effect of Termination	49

-ii-

(Continued)

Page

8.3	Fees and Expenses	50
Article IX GENERAL PROVISIONS		52
9.1	Survival of Representations, Warranties and Covenants	52
9.2	Notices	52
9.3	Assignment	53
9.4	Amendment	54
9.5	Extension; Waiver	54
9.6	Confidentiality	54
9.7	Entire Agreement	54
9.8	Third Party Beneficiaries	54
9.9	Severability	54
9.10	Remedies	55
9.11	Governing Law	56
9.12	Consent to Jurisdiction	56
9.13	WAIVER OF JURY TRIAL	56
9.14	Disclosure Letter References	56
9.15	Counterparts	57
9.16	No Limitation	57
9.17	Certain Interpretations	57
9.18	Non-recourse	59
Article X CERTAIN DEFINITIONS		60
10.1	Certain Definitions	60
10.2	Additional Definitions	70

EXHIBITS

Exhibit A	Voting and Support Agreement
Exhibit B	Certificate of Merger
Exhibit C	Amended and Restated Bylaws

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 25, 2023, by and among Applied Intuition, Inc., a Delaware (“Parent”), Azara Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and Embark Technology, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub, and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article X.

RECITALS

A.            The Transaction Committee of the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (b) approved and adopted this Agreement; and (c) resolved to recommend that the Company Board approve and adopt this Agreement.

B.            The Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (b) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (c) determined that the Voting and Support Agreements are advisable to, and in the best interests of, the Company and its stockholders and approved the Voting and Support Agreements; and (d) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL.

C.            The boards of directors of each of Parent and Merger Sub have (a) declared it advisable to enter into this Agreement; and (b) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement.

D.            Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to the Company a written consent approving the Merger in accordance with the DGCL.

E.            Concurrently with the execution of this Agreement, Parent and certain holders of Company Common Stock (including the holders of all the issued and outstanding shares of Class B Common Stock) have executed and delivered a voting and support agreement, dated as of the date hereof, in substantially the form attached hereto as Exhibit A (the “Voting and Support Agreement”), pursuant to which, among other things, such holders of Company Common Stock have agreed, subject to the terms thereof, to vote, or cause to be voted, all such Company Common Stock in favor of the authorization and approval of this Agreement and the Merger.

F.            The Buyer Parties and the Company desire to (a) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (b) prescribe certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:

Article I
THE MERGER

1.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

1.2           The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

1.3           The Closing. The consummation of the Merger (the “Closing”) shall take place (a) by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) as promptly as practicable (and in no event later than the second Business Day) after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) at such other method, time, location and/or date as Parent and the Company mutually agree in writing; provided, that, notwithstanding anything to the contrary set forth herein, unless Parent and the Company mutually agree in writing, the Closing shall not take place prior to the earlier of (i) August 4, 2023 and (ii) the date that the United States District Court for the Northern District of California (the “District Court”) presiding over the Legal Proceeding captioned Hardy v. Embark Technology, Inc., et. al., Case No. 3:22-cv-02090-JSC (the “Hardy Proceeding”) shall have entered an order approving Plaintiffs’ Unopposed Motion for Preliminary Approval of Class Action Settlement, filed on May 17, 2023. The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.4           Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

1.5           Certificate of Incorporation and Bylaws.

(a)            Certificate of Incorporation. At the Effective Time, the Second Amended and Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment thereto (the “Charter”), will be amended and restated in its entirety as set forth in the Certificate of Merger, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)            Bylaws. At the Effective Time, the Amended and Restated Bylaws of the Company (the “Bylaws”), will be amended and restated in their entirety to be in the form attached hereto as Exhibit C, and such amended and restated bylaws will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation, and such bylaws.

1.6            Directors and Officers.

(a)            Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)            Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Article II
CONVERSION OF STOCK; SURRENDER OF CERTIFICATES

2.1            Effect of Merger on Capital Stock.

(a)                   Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)            each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)            each share of Company Class A Common Stock and Company Class B Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $2.88, without interest thereon (the “Per Share Price”); and

(iii)            each share of Company Class A Common Stock that is (A) held by the Company Group; (B) owned by the Buyer Parties; or (C) owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the Effective Time (each, an “Owned Company Share”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)            Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock, occurring on or after the date hereof and prior to the Effective Time.

(c)           Statutory Rights of Appraisal.

(i)            Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Stockholders or beneficial owners who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to Section 2.1(a)(ii). Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.3.

(ii)            The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.1(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that, based on the advice of outside counsel, such participation would not give rise to a material risk of waiving the attorney-client privilege between the Company and its counsel; it being agreed that the Company will notify Parent of the Company’s determination that such participation would give rise to a material risk of waiving privilege, and thereafter, the Company will cooperate with Parent and use commercially reasonable efforts to develop alternative methods of providing information to maintain Parent’s participation rights without any loss of privilege), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.2           Equity-Based Awards; Company Options; Company ESPP and Warrants.

(a)            Treatment of Company Options.

(i)            Vested, In-the-Money Company Options. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and with respect to which the exercise price subject thereto is less than the Per Share Price (each, an “In-the-Money Company Option”), to the extent vested and exercisable as of immediately prior to the Effective Time, after taking into account any accelerated vesting in connection with the Merger (each a “Vested In-the-Money Company Option”), shall automatically be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (A) the total number of shares of Company Common Stock underlying such Company Option multiplied by (B) the excess, if any, of the Per Share Price over the per-share exercise price of such Company Option, subject to reduction for any applicable withholding or other Taxes required by applicable Law.

(ii)            Other Options. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and is not a Vested In-the-Money Company Option shall automatically be cancelled as of the Effective Time for no consideration.

(b)           Treatment of Company Restricted Stock Units.

(i)            Vested Company RSUs. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, (i) each outstanding Company RSU that at such time is subject solely to service-based vesting conditions and is vested by its terms, after taking into account any accelerated vesting in connection with the Merger (“Vested Company RSUs”), shall be cancelled and converted into the right to receive (without interest) an amount in cash equal to (A) the total number of shares of Company Common Stock underlying such Vested Company RSUs, multiplied by (B) the Per Share Price, subject to reduction for any applicable withholding or other Taxes required by applicable law.

(ii)           Unvested Company RSUs. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each outstanding award of Company RSUs that at such time is subject solely to service-based vesting conditions and is not (after taking into account any accelerated vesting in connection with the Merger) vested by its terms (“Unvested Company RSUs”) shall automatically be cancelled as of the Effective Time for no consideration.

(iii)           Performance RSUs. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each outstanding award of Company RSUs that at such time is subject to performance-based vesting conditions (“Performance RSUs”) shall automatically be cancelled as of the Effective Time for no consideration.

(c)            Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, or otherwise ensure that the Company has available to it, the aggregate amounts to be paid to holders of Vested In-the-Money Company Options pursuant to Section 2.2(a)(i) and to holders of Vested Company RSUs pursuant to Section 2.2(b)(i). The applicable holders of Vested In-the-Money Company Options and Vested Company RSUs will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Vested In-the-Money Company Options and Vested Company RSUs that are cancelled and converted pursuant to Section 2.2(a) or Section 2.2(b)(i), not later than the next regularly scheduled payroll date that is at least five (5) Business Days following the Closing Date. Notwithstanding the foregoing, if any payment owed to a holder of Vested In-the-Money Company Options or Vested Company RSUs pursuant to Section 2.2(a) or Section 2.2(b)(i) is to be made to a Person not subject to withholding and otherwise not required to be paid through Company’s or the Surviving Corporation’s payroll processes, then the Company shall use its commercially reasonable efforts to contact such Persons prior to Closing to obtain such Persons’ wire instructions and/or mailing addresses, and the Surviving Corporation will, (i) if such holder has delivered wire instructions to the Company prior to the Closing for purposes of such payment, wire such payment to such holder, or (ii) if no such wire instructions are delivered pursuant to the immediately preceding clause (i) and such holder has delivered to the Company such holder’s mailing address prior to the Closing for purposes of such payment, issue and mail a check for such payment to such holder (which check will be sent by overnight courier to such holder), in each case promptly following the Closing Date (but in no event more than five (5) Business Days thereafter).

(d)            Further Action. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company Equity-Based Awards and Company Options as set forth in this Section 2.2. As of the Effective Time, the Company shall take all actions required to terminate the Equity Plans and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock of the Company or any of its Subsidiaries will be cancelled.

(e)            Warrants. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall, automatically be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (A) the total number of shares of Company Common Stock underlying such Company Warrant multiplied by (B) the excess, if any, of the Per Share Price over the Warrant Price (as defined in the Warrant Agreement), subject to reduction for any applicable withholding or other similar Taxes required by applicable Law (the “Warrant Payment”).

2.3            Exchange of Certificates.

(a)            Payment Agent. Prior to the Closing, (i) Parent will appoint Continental Stock Transfer & Trust Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) Parent will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)            Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.1 and Company Warrants pursuant to Section 2.2(e), an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.1 and Section 2.2(e).

(c)            Payment Procedures.

(i)            Payment for Company Common Stock. Promptly following the Closing (and in any event within three Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail or otherwise provide to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Certificates”) or uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, other than Dissenting Company Shares and Owned Company Shares, (i) instructions for use in effecting the surrender of the Certificates or Uncertificated Shares, as applicable, in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.1, and (ii) in the case of a holder of record of Certificates, a customary form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof)). Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock, as applicable, represented by such Certificates; by (y) the Per Share Price (less any applicable withholding Taxes deductible in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes deductible in respect thereof), and such Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates or Uncertificated Shares pursuant to this Section 2.3(c)(i). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.1. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.1.

(ii)            Payment for Company Warrants. Promptly following the Closing (and in any event within three Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail or otherwise provide to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Warrants (the “Warrant Certificates”) or uncertificated Company Warrants (the “Uncertificated Warrants”), (i) instructions for use in effecting the surrender of the Warrant Certificates or Uncertificated Warrants in exchange for the Warrant Payment payable in respect thereof pursuant to Section 2.2(e), and (ii) in the case of a holder of record of a Warrant Certificate, a customary form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Warrant Certificate (or affidavits of loss in lieu thereof)). Upon surrender of Warrant Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Warrant Certificates will be entitled to receive in exchange therefor an amount in cash equal to the Warrant Payment as set forth in Section 2.2(e), and the Warrant Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of Uncertificated Warrants, the holders of such Uncertificated Warrants will be entitled to receive in exchange therefor an amount in cash equal to the Warrant Payment set forth in Section 2.2(e), and such Uncertificated Warrant so surrendered will be cancelled. The Payment Agent will accept such Warrant Certificates and Uncertificated Warrants upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Warrant Certificates and Uncertificated Warrants on the Warrant Payment payable upon the surrender of such Warrant Certificates or Uncertificated Warrants pursuant to this Section 2.3(c)(ii). Until so surrendered, outstanding Warrant Certificates and Uncertificated Warrants will be deemed from and after the Effective Time to evidence only the right to receive the Warrant Payment, without interest thereon, payable in respect thereof pursuant to Section 2.2(e). Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Warrants will be required to provide a Warrant Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.2(e).

(d)            DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the DTC Payment; and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees an amount in cash, by wire transfer of immediately available funds, equal to the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date. The “DTC Payment” shall be an amount equal to the sum of (i) the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; by (B) the Per Share Price; plus (ii) the aggregate Warrant Payment payable to all outstanding and unexercised Company Warrants held by DTC or such nominee immediately prior to the Effective Time.

(e)            Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock or Company Warrants is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates or Warrant Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 2.1 or Section 2.2(e), as the case may be, may be paid to a Person other than the Person in whose name the Certificate or Warrant Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate or Warrant Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of the Per Share Price or Warrant Payment, as the case may be, to a Person other than the registered holder of such Certificate or Warrant Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares or Uncertificated Warrants will only be made to the Person in whose name such Uncertificated Shares or Uncertificated Warrants are registered.

(f)            No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Stockholder or holder of a Company Warrant for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)            Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (i) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.3 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.1 or (ii) that remains undistributed to the holders of the Warrant Certificates or Uncertificated Warrants on the date that is one year after the Closing Date will be delivered to Parent upon demand, and the holders of Company Warrants that were outstanding and unexercised immediately prior to the Effective Time who have not theretofore surrendered or transferred their Warrant Certificates or Uncertificated Warrants representing such Company Warrants for exchange pursuant to this Section 2.3 will thereafter look for payment of the consideration payable in respect of the Company Warrants represented by such Warrant Certificates or Uncertificated Warrants solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the consideration to which such holders may be entitled pursuant to Section 2.2(e).

2.4            No Further Ownership Rights in Company Common Stock or Company Warrants. From and after the Effective Time, (a) all shares of Company Common Stock and all Company Warrants will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock and each holder of a Warrant Certificate or Uncertificated Warrants previously representing any Company Warrants will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.1 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.1(c)) or Section 2.2(e), as applicable. The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock or Company Warrants will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or such Company Warrants. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Company Warrants that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares, Warrant Certificates or Uncertificated Warrants are presented to the Surviving Corporation for any reason, they will (subject to compliance with the payment procedures of Section 2.3(c)) be cancelled and exchanged as provided in this Article II.

2.5            Lost, Stolen or Destroyed Certificates or Warrant Certificates. In the event that any Certificates or Warrant Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the consideration payable in respect thereof pursuant to Section 2.1 or Section 2.2(e), as applicable. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such consideration, require the owners of such lost, stolen or destroyed Certificates or Warrant Certificates to deliver a bond in a reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates or Warrant Certificates alleged to have been lost, stolen or destroyed.

2.6            Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes. To the extent that any amounts are so deducted or withheld, such amounts shall be timely paid over to the appropriate Governmental Authority and will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.7            No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.8            Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC, in each case, on or after January 1, 2022 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (it being acknowledged that nothing disclosed in such Company SEC Reports will be deemed to modify or qualify the representations and warranties in Section 3.2); or (b) subject to the terms of Section 9.14, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:

3.1            Corporate Organization.

(a)            The Company is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Charter and Bylaws of the Company, as most recently filed with the Company SEC Reports, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is in compliance in all material respects with the Charter and Bylaws and the Charter and Bylaws are in full force and effect.

(b)            Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Subsidiary of the Company, each as amended to date. No Subsidiary of the Company is in violation of its certificate of incorporation, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

3.2            Capitalization.

(a)            The authorized capital stock of the Company consists of 4,000,000,000 shares of Company Class A Common Stock, 100,000,000 shares of Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of May 23, 2023 (the “Capitalization Date”), (i) 19,708,238 shares of Company Class A Common Stock were issued and outstanding (which amount, for the avoidance of doubt, excludes the amounts set forth in clauses (i) through (iv) of Section 3.2(b)); (ii) 4,353,948 shares of Company Class B Common Stock were issued and outstanding (which amount, for the avoidance of doubt, excludes the amounts set forth in the immediately preceding clause (i) of this sentence and in clauses (i) through (iv) of Section 3.2(b)); (iii) 35,653 shares of Stock that are issued and outstanding and were issued in connection with the early exercise of a Company Option (to the extent that such share is not vested as of the date hereof); (iv) no shares of Company Preferred Stock were issued and outstanding; and (v) the Company has reserved 4,353,948 shares of Company Class A Common Stock for issuance upon the conversion of the outstanding shares of Company Class B Common Stock. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance in all material respects with applicable securities Laws and are free of any preemptive rights.

(b)            As of the Capitalization Date, the Company has reserved 6,847,315 shares of Company Common Stock for issuance pursuant to the Company Equity Plans. As of the Capitalization Date, there were (i) 360,477 shares of Company Class A Common Stock subject to outstanding Company Options; (ii) 1,413,676 shares of Company Class A Common Stock subject to outstanding Company RSUs (other than Performance RSUs); (iii) 2,235,780 shares of Company Class A Common Stock subject to outstanding Performance RSUs (assuming maximum achievement of all applicable performance conditions); and (iv) no shares of Company Class A Common Stock were issued under the Company’s 2021 Employee Stock Purchase Plan.

(c)            As of the Capitalization Date, there are 23,153,266 Company Warrants issued and outstanding and the Company has reserved 1,157,663 shares of Company Class A Common Stock subject to the Company Warrants. Concurrently with the execution of this Agreement, the Company and Continental Stock Transfer & Trust Company, a New York corporation, have entered into an amendment to Warrant Agreement (the “Warrant Amendment”) providing for the cancellation and conversion of the Company Warrants upon the Effective Time as set forth therein.

(d)            As of the date hereof, except (x) as set forth in Section 3.2(a), Section 3.2(b) and Section 3.2(c), and (y) for shares of Company Common Stock that have become outstanding after the Capitalization Date and prior to the date hereof as a result of issuances of shares of Company Common Stock pursuant to the exercise, vesting or settlement, as applicable, of Company equity awards outstanding as of the Capitalization Date (and issued in accordance with the terms of such Company equity award and the applicable Company Equity Plan): (i) the Company does not have any shares of capital stock or other Equity Interests issued or outstanding and (ii) there are no options, phantom stock or equity-based interest, warrants, or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (A) relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, (B) obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or (C) obligating the Company to redeem or otherwise acquire any shares of capital stock or other Equity Interests of the Company.

(e)            The Company has made available to Parent a true and complete list, as of the Capitalization Date, of each outstanding Company Option and Company RSU, the holder thereof, the exercise price, the number of shares of Company Class A Common Stock underlying such Company Option or Company RSU, the grant and vesting schedule, the extent such Company Option is vested as of the Capitalization Date, whether such Company Option is an incentive stock option or non-statutory stock option under the Code, and whether the vesting of such Company Option and Company RSU shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of such acceleration, if any. The copies of the Company Equity Plans made available to Parent are true, correct and complete copies of such documents as in effect as of the date of this Agreement. All shares of Company Class A Common Stock subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All Company Options and Company RSUs have been granted in material compliance with applicable law and the terms of the Company Equity Plans. Other than the Company Registration Rights Agreements and the Warrant Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal right of first offer or similar right with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

(f)            Section 3.2(f) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens, other than Permitted Liens, and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest). There are no options, warrants, or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound (i) relating to the issued or unissued capital stock or other Equity Interests of any Subsidiary of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests of any Subsidiary of the Company, (ii) obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary or (iii) obligating the Company to redeem or otherwise acquire any shares of capital stock or other Equity Interests of such Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Subsidiary of the Company.

3.3            Authority; Execution and Delivery; Enforceability.

(a)            Subject to the accuracy of Section 4.6, the Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Requisite Stockholder Approval, to consummate the Merger. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and assuming the accuracy of Section 4.6, the consummation by it of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Requisite Stockholder Approval, and, assuming the accuracy of Section 4.6, no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Merger. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the “Enforceability Limitations”).

(b)            The Transaction Committee of the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with DGCL upon the terms and subject to the conditions set forth herein; (b) approved and adopted this Agreement; and (c) resolved to recommend that the Company Board approve and adopt this Agreement. As of the date of this Agreement, none of the foregoing actions by the Transaction Committee of the Company Board have been rescinded or modified in any way.

(c)           The Company Board has unanimously (i) determined that it is in the best interest of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) determined that the Voting and Support Agreements are advisable to, and in the best interests of, the Company and its stockholders; and (iv) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL (the “Company Board Recommendation”). As of the date of this Agreement, none of the foregoing actions by the Company Board have been rescinded or modified in any way.

(d)           Subject to the accuracy of Section 4.6, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law and any similar provisions in the Charter and Bylaws are not applicable to this Agreement and the Merger. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any of its Subsidiaries. Subject to the accuracy of Section 4.6, the only vote of holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Company Common Stock that are outstanding and entitled to vote thereon at the Stockholder Meeting voting together as a single class (the “Requisite Stockholder Approval”). Subject to the accuracy of Section 4.6, no other vote of the holders of Company Common Stock or any other Equity Interests of the Company is necessary to consummate the Merger.

3.4            No Conflicts.

(a)            The execution and delivery of this Agreement does not and will not, and the performance of this Agreement and the consummation of the Merger by the Company will not (i) assuming the Requisite Stockholder Approval is obtained, conflict with or violate any provision of the Charter or the Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all Consents and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, and assuming the accuracy of Section 4.6, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any Consent under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration, first offer, first refusal or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to (x) be material to the Company and its Subsidiaries, taken as a whole or (y) prevent or materially delay the Company from consummating the Merger.

(b)            The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Merger and compliance by the Company with any of the terms or provisions hereof will not, require any Consent of, or notification to, any Governmental Authority, except (i) under the Exchange Act and the rules and regulations of NASDAQ, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, and (iii) where the failure to obtain such Consents, or to make such filings or notifications would not reasonably be expected to (x) be material to the Company and its Subsidiaries, taken as a whole or (y) prevent or materially delay the Company from consummating the Merger.

3.5            SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)            The Company has filed or furnished (as applicable) all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by the Company with the SEC under the Securities Act or the Exchange Act since November 11, 2021 (the “Company SEC Reports”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b)            As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing) each Company SEC Report complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act, the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Report and the listing and corporate governance rules and regulations of NASDAQ, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written (or to the Knowledge of the Company, oral) comments or questions with respect to any of the Company SEC Reports (including the financial statements included therein) that are not resolved, or has received any notice from the SEC or other Governmental Authority that such Company SEC Reports (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Reports (including the financial statements included therein).

(c)            The consolidated financial statements of the Company included in the Company SEC Reports (including, in each case, any notes or schedules thereto) (the “Company Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company Financial Statements, to normal year-end adjustments and the absence of notes.

(d)            The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Reports.

(e)            The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) of the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed in accordance with the authorization of management and the Company Board, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, and that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)            The Company maintains, and at all times since November 11, 2021, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports. Since January 1, 2021, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, the Company’s independent auditors, has identified or been made aware of, (i) except as set forth in the Company SEC Reports, any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any Fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of the financial statements or the internal accounting controls utilized by the Company and its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written (or to the Knowledge of the Company, oral), unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls.

(g)            The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the Company SEC Reports, such assessment concluded that such control was effective. Since such date, there have been no changes in the Company’s internal control over financial reporting that, individually or in the aggregate, have materially and adversely affected or would reasonably be expected to materially and adversely affect, the Company’s internal control over financial reporting.

(h)            Neither the Company nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Reports.

(i)            The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business or pursuant to actions taken that are expressly described in the Strategic Alternative Disclosure since the date of the most recent audited balance sheet included in the Company Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Merger and (iv) for liabilities and obligations that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

3.6            Absence of Certain Changes or Events. Since January 1, 2023 through the date of this Agreement, except for actions taken that are expressly described in the Strategic Alternative Disclosure, (a) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 5.1, and (b) there has not been a Company Material Adverse Effect.

3.7            Proxy Statement. The Proxy Statement, when filed with the SEC, and on the date first mailed to Stockholders and at the time of the Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading (except that no representation or warranty is made by the Company to information or statements in the Proxy Statement supplied by or on behalf of Parent and its Subsidiaries, including Merger Sub).

3.8            Legal Proceedings. There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries, (ii) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such), whether or not naming the Company or any of its Subsidiaries, or (iii) by the Company or any of its Subsidiaries against any Person. Neither the Company nor any of its Subsidiaries is subject to any Order that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would be reasonably be expected to prevent materially delay the consummation of the Merger.

3.9            Compliance with Laws and Orders.

(a)            The Company and its Subsidiaries are in compliance and, since January 1, 2021, have been in compliance in all material respects with all material Laws and Orders applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them. Since January 1, 2021, neither the Company nor any of its Subsidiaries (a) has received any written (or to the Knowledge of the Company, oral) notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries, (b) has received any written (or to the Knowledge of the Company, oral) notice from any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any applicable Law or Order nor (c) has provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any applicable Law or Order, and no such notice referred to in clauses (a), (b) or (c) of this Section 3.9 remains outstanding or unresolved as of the date of this Agreement, except in each case as has not been or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)            In the past five years, neither the Company, any of its Subsidiaries nor any of their respective directors, officers or employees, in connection with the business of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any third party acting for or on behalf of the Company or any such Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Government Official for the purpose of influencing any act or decision in violation of his or her lawful duty or (iii) induced any Government Official to use his or her influence to affect or influence any act or decision of a Governmental Authority.

(c)            In the past five years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made (or been directed to make) a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law.

(d)            The Company and each of its Subsidiaries has, in the past five years: (i) complied in all material respects with applicable Trade Controls and Sanctions; (ii) not engaged in any transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person in violation of any applicable Sanctions; and (iii) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Trade Controls or Sanctions, and has not been notified of any such pending or threatened actions. Neither the Company, any of its Subsidiaries nor any of their respective directors, officers, employees or, to the Knowledge of the Company, any third party acting for or on behalf of the Company or any such Subsidiary is (x) a Sanctioned Person; (y) subject to debarment or any list-based designations under any Trade Controls; or (z) engaged, or has in the past five years engaged, in any transaction, dealing, or activity that might reasonably be expected to cause such Person to become a Sanctioned Person, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

3.10            Permits. Except in each case as would not reasonably be expected be material to the Company and its Subsidiaries taken as whole: (a) the Company and each of its Subsidiaries are and have been since January 1, 2021 in possession of all licenses, permits, certificates, clearances, commissions, franchises, exemptions, orders, approvals, billing and authorizations (“Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or for the conduct of their business as presently conducted and such Permits are valid and in full force and effect; (b) neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such Permit or to initiate an investigation or review of the Company or any of its Subsidiaries; and (c) the Company and each of its Subsidiaries are in compliance with the terms of such Permits.

3.11            Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. True, complete and correct copies of the following documents, with respect to each material Company Benefit Plan, where applicable, have previously been delivered to Parent: (i) all documents embodying or governing such Company Benefit Plan (or for unwritten Company Benefit Plan a written description of the material terms of such Company Benefit Plan) and any funding medium for the Company Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.

(b)           Each Company Benefit Plan has been established, administered, maintained, operated, and funded in all respects in accordance with its terms and all applicable laws, including ERISA, the Code and the Affordable Care Act. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (if any) has been operated and maintained, in all respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, such that no Taxes or interest could be due and owing in respect of such Company Benefit Plan failing to be in compliance therewith. No Company Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. All payments and/or contributions required to have been timely made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable law. The Company Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(c)            Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Company’s Knowledge, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any associated trust or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(d)            No Legal Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(e)            Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f)            Neither the execution of this Agreement nor the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment) could (i) entitle any current or former Service Provider to any additional material compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under any of the Company Benefit Plans, (iii) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans, or (iv) result in any “excess parachute payment” under Section 280G of the Code.

(g)            Neither the Company nor any ERISA Affiliate provides or has provided post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by law, or (ii) the full premium cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee).

(h)            No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(i)            Neither the Company nor any of its Subsidiaries has any obligation to provide any tax gross-up, tax equalization, or other similar Tax-related payment or benefit, including without limitation, with respect to any taxes arising under Section 409A, Section 280G or Section 4999 of the Code.

3.12         Employee and Labor Matters.

(a)            Neither the Company nor any of its Subsidiaries is or has ever been a party to or bound by a collective bargaining agreement or other Contract (each, a “Labor Agreement”) with any labor union, labor organization, works council or other employee representative body (each, a “Union”), and no current or former employee of the Company nor any of its Subsidiaries is or has ever been represented by a Union with respect to their employment with the Company or any of its Subsidiaries. There are no material labor disputes currently pending or filed since January 1, 2021 under any formal grievance procedure, arbitration or litigation. There is not pending nor has there been since January 1, 2021, to the Company’s Knowledge, threatened, any labor strike, slowdown, lockout, picketing, work stoppage or other labor dispute involving employees of the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no union organizing activities are taking place or have taken place with respect to any employees of the Company or any of its Subsidiaries.

(b)            The Company has made available to Parent a complete and accurate list of all employees of the Company or any of its Subsidiaries as of the date hereof, including each employee’s employing entity, position or title, annualized base salary or hourly wage (as applicable), annual commission opportunity or bonus potential for calendar year 2023, date of hire, business location (city and state), and classification as exempt or non-exempt for wage and hour purposes.

(c)            The Company has made available to Parent a complete and accurate list of all natural person independent contractors of the Company or any of its Subsidiaries as of the date hereof, showing for each such independent contractor: the engaging entity, nature of services provided, initial date retained to perform services, the anticipated end date of the engagement, the primary location from which services are performed (city and state), a description of the fee or compensation arrangement, average hours worked per week, the total fees paid to date in 2023 and total fees paid in 2022; and the extent of notice required for termination of the relationship.

(d)            The Company and its Subsidiaries are, and have been in the past four (4) years, in compliance with, in all material respects, all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, leave, wage payment, worker classification, wages and hours, child labor, immigration and work authorizations (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar laws (“WARN Act”)), affirmative action, workers’ compensation, health and safety (including related to COVID-19), labor relations, social welfare obligations and unemployment insurance. There are no Legal Proceedings pending, or to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries (i) asserting that such entity has committed an unfair labor practice within the meaning of the National Labor Relations Act, (ii) relating to the Company's or any of its Subsidiaries’ employment practices or by any current or former employee or independent contractor arising out of or in connection with their employment or engagement with the Company or any of its Subsidiaries, and there have been no such Legal Proceedings referred to in clauses (i) and (ii) in the past four years.

(e)            In the past five (5) years, neither the Company nor any of its Subsidiaries have received any written or oral complaint, demand, or notice alleging that any employee or independent contractor of the Company or any of its Subsidiaries has engaged in sexual harassment or sex-based discrimination, or has breached any policy of the Company or any of its Subsidiaries relating to the foregoing, whether or not unlawful, nor has any such allegation been investigated, settled or subject to an out-of-court or pre-litigation arrangement or the subject of any Legal Proceeding against or involving the Company or any of its Subsidiaries.

(f)            Except as set forth on Section 3.12(g) of the Company Disclosure Letter, in the past four (4) years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act in respect of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in any layoffs or employment terminations sufficient in number to trigger application of any such Law.

(g)            The Company is and at all relevant times has been in compliance with, in all material respects, (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other state, local and/or other governmental body; (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and (iii) any other applicable COVID-19 related leave Law, whether state, local or otherwise.

(h)            To the Knowledge of the Company, no current employee of the Company or its Subsidiaries is in violation, to the extent that it would be material, of: (i) any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant, or other legal obligation owed to the Company or its Subsidiaries; or (ii) any legal obligation owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

3.13         Environmental Matters. Except in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a)            The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits.

(b)            There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Substance.

(c)            None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of and Hazardous Substance and no Legal Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Substance.

3.14          Real Property; Title to Assets.

(a)            Neither the Company nor any of its Subsidiaries owns any real property.

(b)            Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”), (ii) the address for each parcel of Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries, as applicable, has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Lease Agreement, each Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(c)            Neither the Company nor any of its Subsidiaries has received written (or the Knowledge of the Company, oral) notice of any Legal Proceedings in eminent domain, condemnation or other similar Legal Proceedings that are pending, and to the Company’s Knowledge there are no such Legal Proceedings threatened, affecting any portion of the Leased Real Property.

(d)            The Company or one of its Subsidiaries, as applicable, has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property of the Company and its Subsidiaries, free and clear of all Liens, other than Permitted Liens, and all such property is in good operating condition and repair (ordinary wear and tear expected) and is suitable for its present use.

3.15        Tax Matters.

(a)            All material Tax Returns that are required to be filed by the Company and each of its Subsidiaries have been timely filed, and all such Tax Returns are true, complete, and accurate in all material respects;

(b)            The Company and each of its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not such Taxes are shown on any Tax Return), other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c)            The Company and each of its Subsidiaries have withheld all material Taxes required to be withheld from amounts paid or owing to any employee, creditor, shareholder, or other third party;

(d)            No deficiencies for material amounts of Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been satisfied, settled or withdrawn;

(e)            There is no ongoing or, to the Knowledge of the Company, pending audit, examination, investigation or other Legal Proceeding with respect to a material amount of Taxes of the Company or any of its Subsidiaries, nor has any been any threatened in writing;

(f)            Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to a material amount of Taxes, which waiver or extension remains in effect;

(g)            Neither the Company nor any of its Subsidiaries has ever constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code;

(h)            Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, receivables, sharing or indemnity agreement (other than any commercial Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes);

(i)            Neither the Company nor any of its Subsidiaries (1) has been a member of an affiliated, combined, consolidated or similar group filing a consolidated or similar Tax Return for income Tax purposes, other than a group of which the Company or one of its Subsidiaries is and at all times has been the common parent, or (2) has any liability for Taxes of any other Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract (other than any customary commercial Contract the principal subject of which is not Taxes) or otherwise by operation of Law;

(j)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) improper use of an accounting method prior to the Closing or change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) requested or filed prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing Date, (iii) prepaid amount or deferred revenue accrued or received on or prior to the Closing Date; or (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into on or prior to the date hereof;

(k)            There are no Liens for Taxes on the assets of the Company or any of its Subsidiaries other than Permitted Liens; and

(l)             Neither the Company nor any of its Subsidiaries has entered into (i) any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law), or (ii) any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and U.S. Treasury Regulation Sections 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

3.16            Material Contracts.

(a)            Section 3.16(a)  of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto, but excluding purchase orders and other similar documents issued in the ordinary course):

(i)            Contracts with any of the top 15 largest suppliers by purchases made by the Company or any of its Subsidiaries during the 12-month period ended December 31, 2022;

(ii)           Contracts concerning the establishment or operation of a legal partnership, joint venture or limited liability company;

(iii)          each Contract, excluding Lease Agreements, requiring capital expenditures by the Company or any of its Subsidiaries after the date hereof in an amount in excess of $100,000;

(iv)          any Contract pursuant to which a third party has licensed or granted the Company or any of its Subsidiaries any license or right to exploit any Intellectual Property Right other than (1) non-exclusive licenses for any generally commercially available products, services or Software made available on a license basis or a software-as-a service basis or (2) Free or Open Source Software licenses;

(v)            any Contracts pursuant to which the Company or any of its Subsidiaries has granted or provided any third party any license or right to exploit any Company Intellectual Property or Company Offerings (including rights to use, distribute or resell any Company Offerings) or has agreed to or is required to provide or perform any services related to any Company Offerings, other than (1) non-disclosure Contracts entered into in the ordinary course of business consistent with past practice that do not contain an express license to any Company Owned Intellectual Property other than the use of the information and content disclosed thereunder for the limited purpose stated therein, or (2) Contracts with third party service providers or partners containing a non-exclusive license to any Company Owned Intellectual Property or Company Offerings solely for the purpose of providing or performing services to or on behalf of the Company;

(vi)           all Contracts containing a grant by the Company or any of its Subsidiaries of any immunity, release, or covenant not to sue or not to assert claims, in each case with respect to any Company Owned Intellectual Property, including any concurrent use agreement, settlement agreement, pre-rights declaration or co-existence agreement with respect to any Company Owned Intellectual Property;

(vii)         any Contract the primary purpose of which is the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries, excluding Contracts with employees and contractors of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice and pursuant to a form of agreement made available to the Buyer Parties;

(viii)        any lease agreements of the Company or any of its Subsidiaries that pertain to each parcel of Leased Real Property (each, a “Lease Agreement”);

(ix)            any Labor Agreement;

(x)            any plan or Contract (other than at-will employment offer letters that are terminable by the Company without any notice or payment obligation or other liability and consultant and contractor agreements that are terminable with notice of 30 days or less without any payment obligation or other liability) providing for change in control or transaction bonuses, retention bonuses, severance, stock, options, stock purchases, profit sharing, pension, retirement to any employee or independent contractor of the Company or any of its Subsidiaries;

(xi)           Contracts (A) containing a covenant materially restricting the ability of the Company or any of its Subsidiaries (or Parent or any of its Affiliates after the Effective Time) to compete or engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) containing a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) that grant any right of first refusal or right of first offer or that limit the ability of the Company, any of its Subsidiaries or any of its Affiliates (including Parent or any of its Affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(xii)         Contracts relating to indebtedness having an outstanding principal amount in excess of $100,000;

(xiii)        Contracts that grant or create a Lien, other than a Permitted Lien, on any material property or asset of the Company or any of its Subsidiaries;

(xiv)        any settlement or similar Contract restricting in any material respect the operations or conduct of the Company or any Subsidiary thereof or any of their respective Affiliates (including Parent and its Affiliates after the Effective Time);

(xv)          each Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;

(xvi)        any Contract with a Governmental Authority;

(xvii)       any Contract to settle a Legal Proceeding involving amounts over $25,000 or where there are outstanding obligations to be fulfilled or payments to be made by the Company or its Subsidiaries;

(xviii)      any Contract pursuant to which any of the Company or its Subsidiaries is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental rate exceeds $100,000;

(xix)         any Contract providing for indemnification or any guaranty, in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement (other than any Contract providing for indemnification ancillary to a related commercial arrangement entered into the ordinary course of business consistent with past practice); and

(xx)          each acquisition or divestiture Contract (excluding Lease Agreements) that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Subsidiary thereof of future payments in excess of $100,000.

(b)            (i) all Contracts set forth in (or required to be set forth in) Section 3.16(a) of the Company Disclosure Letter and Contracts that have been or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed as a “material contract” on a Current Report on Form 8-K or has been or would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act (collectively, the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, subject to the Enforceability Limitations, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (iii) since January 1, 2021, neither the Company nor any of its Subsidiaries has received written (or to the Knowledge of the Company, oral) notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of, or intention to cancel or modify in a manner adverse to the Company, any Company Material Contract, except in each case as would not reasonably be excepted to be material to the Company and its Subsidiaries, taken as a whole.

3.17            Intellectual Property; Privacy.

(a)            Section 3.17(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all Company Registered Intellectual Property. None of the Company Registered Intellectual Property has been adjudged invalid, or unenforceable in whole or in part, and all such Company Registered Intellectual Property owned or purported to be owned by the Company Group, is subsisting, valid and enforceable. As of the date of this Agreement, (i) no Legal Proceeding is pending or threatened in writing (or to the Knowledge of the Company, orally) since January 1, 2021, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Owned Intellectual Property, and (ii) the Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs in any respect the use of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice since January 1, 2021 challenging such legality, validity, enforceability, registration, use or ownership. No Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or one of its Subsidiaries has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(b)            The Company or one of its Subsidiaries is the sole and exclusive owner of and possesses all right, title and interest in and to the Company Owned Intellectual Property (other than Company Owned Intellectual Property exclusively licensed to the Company), free and clear of all Liens (other than Permitted Liens), and the Company and each of its Subsidiaries have a valid and enforceable right to all other Company Intellectual Property that is used in their businesses. Neither the Company nor any of its Subsidiaries has transferred to any Person ownership of any Intellectual Property that are or would have been, but for such transfer, Company Owned Intellectual Property. Neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will, pursuant to any Contract by which the Company or its Subsidiaries is bound, result in (i) the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company Owned Intellectual Property; (ii) (A) Parent and its Affiliates (excluding the Company and its Subsidiaries) granting to any third Person any right to or with respect to any Intellectual Property owned or controlled by Parent or such Affiliates; and (B) the Company or its Subsidiaries granting to any third Person any right to or with respect to any Intellectual Property other than rights granted by the Company and its Subsidiaries on or prior to the Closing Date, or (iii) Parent, the Company or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business.

(c)            Neither the Company nor any of its Subsidiaries nor the conduct of the Company’s or any of its Subsidiaries’ businesses as currently conducted or as previously conducted in the past six (6) years (including the use, practice, offering, licensing, provision, sale, distribution or other exploitation of any Company Offering in the past six (6) years), has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property of any Person. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2021 (or earlier, if presently not resolved) that was or would be material to the Company and its Subsidiaries, taken as a whole, alleging any such infringement, misappropriation, dilution, or violation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any Person). No Person is infringing, misappropriating, diluting or otherwise violating any material Company Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has made or asserted any written charge, complaint, claim, demand or notice since January 1, 2021 (or earlier, if presently not resolved) that has been or would be material to the Company and its Subsidiaries, taken as a whole, alleging any such infringement, misappropriation, dilution, or violation.

(d)            The Company and its Subsidiaries take commercially reasonable actions designed to protect and preserve (i) the confidentiality of their trade secrets and other confidential and proprietary information included in Company Intellectual Property and (ii) the security of their material Source Code, websites and systems (including the confidential data transmitted thereby or stored therein), in accordance with procedures that are customarily used in the Company’s industry to protect the information and materials of like importance. There has been no unauthorized access, use or disclosure of any trade secrets or other material confidential or proprietary information included in the Company Owned Intellectual Property, or to the Knowledge of the Company, any other Company Intellectual Property when such Company Intellectual Property was in the Company Group’s custody or control. No material confidential information of the Company Group has been disclosed to any Person other than pursuant to a written confidentiality Contract or other binding obligations restricting the disclosure and use of such confidential information.

(e)            The incorporation, linking, calling, distribution or other use in or with any Company Offering of any Free or Open Source Software as incorporated, linked, called, distributed or used by the Company and its Subsidiaries does not (i) obligate the Company or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the Source Code of such Company Software or Company Offering or component thereof to any third party, other than the applicable Free or Open Source Software or (ii) require that any Company Software or Company Offering be licensed under terms that allow reverse engineering, reverse assembly, creation of derivative works, modification or disassembly of any kind, or be redistributed or otherwise made available at no charge, other than the applicable Free or Open Source Software. The Company and its Subsidiaries are in material compliance with all terms and conditions of any license for Free or Open Source Software that is contained in, incorporated into, lined or called by, distributed with, or otherwise used by any Company Software or Company Offering.

(f)            (i) To the extent not assigned by operation of Law, the Company or one of its Subsidiaries has obtained by valid assignment or transfer pursuant to valid and enforceable Contracts an assignment of all Intellectual Property authored, invented, created or developed by all current or former employees or contractors of the Company or any of its Subsidiaries for the Company or such Subsidiary in the course of such employee’s employment or such contractor’s engagement, and (ii) no Person is in material breach of any such Contracts.

(g)            Neither the Company nor any of its Subsidiaries has published, provided, deposited, disclosed, licensed or entered into any escrow arrangements with respect to, nor is the Company or any of its Subsidiaries required to publish, provide, deposit, disclose or license to any Person, any Source Code for any Company Offerings or material Company Software except for disclosures to employees or contractors of the Company or any of its Subsidiaries, in each case pursuant to valid and enforceable Contracts that prohibit use or disclosure of Source Code except solely to the extent required for the performances of services for the Company or any of its Subsidiaries.

(h)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Software and Company Offerings do not contain any defects, vulnerabilities, bugs or errors that materially affect the use, functionality, security or performance of such Company Software or Company Offering. No warranty, indemnification requests or other claims have been asserted against the Company or any of its Subsidiaries in writing related to any Company Offering since January 1, 2021.

(i)            No government funding or governmental grants from any Governmental Authority, or support, funding, resources or assistance from any university, college, other academic institutions, or non-profit research centers, were used in the development of any Company Owned Intellectual Property, and (ii) no Person who was involved in or contributed to the creation or development of any Company Owned Intellectual Property has performed services for any Governmental Authority, in each case of ((i) and (ii)), in a manner that would adversely affect the Company’s or any of its Subsidiaries’ rights in and to any such Company Owned Intellectual Property. The Company Group is not a member of a standards-setting organization under which the Company Group has granted a license or agreed to grant a license, covenant not to sue or withhold enforcement under Company Owned Intellectual Property.

(j)            Except for actions taken that are expressly described in the Strategic Alternative Disclosure, (i) the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company and its Subsidiaries (“Company IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries (taken as a whole) as currently conducted in all material respects. The Company and its Subsidiaries have taken commercially reasonable measures designed to safeguard the availability, security and integrity of the Company IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery and software and hardware support arrangements.

(k)            The Company and its Subsidiaries (i) have, and since January 1, 2021, as applicable, have had, commercially reasonable security measures in place designed to protect all data, including data relating to the customers of their respective businesses and any other identifiable individual, under their possession or control (“Company Data”) from unauthorized access, use, disclosure, processing or other misuse and (ii) have implemented commercially reasonable procedures designed to detect Data Security Incidents. The Company and its Subsidiaries have not suffered any breach in security that has permitted or resulted in any unauthorized access to, or disclosure or other misuse or loss of, Company Data or Company IT Systems (each, a “Data Security Incident”) such that Information Privacy Laws would have required the Company or its Subsidiaries to notify any individual, business, Governmental Authority or other third party of such Data Security Incident. The Company and its Subsidiaries have at all times since January 1, 2021 complied in all material respects with applicable Information Privacy Laws. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Laws. The consummation of the Merger by the Company will not result in any violation by the Company and its Subsidiaries with any Information Privacy Laws, expect for such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the Company from consummating the Merger.

(l)            Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect, in connection with each third-party service provider that the Company and its Subsidiaries permit to process or otherwise use Personal Data collected, held, or processed by or on behalf of the Company and its Subsidiaries, the Company and its Subsidiaries have entered into data processing agreements required under applicable Information Privacy Laws with any such third party that comply with applicable Information Privacy Laws.

3.18         Broker’s Fees. Except for the financial advisors’ fees set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed or engaged any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with the Merger.

3.19         Opinion of Financial Advisor. Houlihan Lokey Capital, Inc. has delivered to the Transaction Committee of the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation thereof, the Per Share Price to be received by the holders of Company Common Stock in the Merger pursuant to this Agreement was fair, from a financial point of view, to such holders.

3.20         Insurance. (a) All current, insurance policies and insurance Contracts of the Company and its Subsidiaries (collectively, the “Insurance Policies”) are in full force and effect and are valid and enforceable and, to the Knowledge of the Company, cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to any Insurance Policy. True, correct, and complete copies of the Insurance Policies, as of the date of this Agreement, have been made available to Parent. The Company and its Subsidiaries are not in default under any Insurance Policy and the Company and its Subsidiaries have not failed to give notice or present any claim under any such coverage in a due and timely fashion. Neither the Company nor any of its Subsidiaries has made any claim against an Insurance Policy as to which the insurer has provided the Company or any of its Subsidiaries written, or to the Company’s Knowledge, oral notice that it is denying coverage. There are no outstanding material claims under any Insurance for the last three (3) years. The Company and its Subsidiaries have not had any self-insurance or co-insurance programs.

3.21         Related Person Transactions. Except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and (a) any Affiliate (including any officer or director) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand or (b) any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock, on the other hand, in each case, in excess of $50,000.

3.22         No TID U.S. Business. None of the Company nor any of its Subsidiaries (a) produces, designs, tests, manufactures, fabricates, or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to “covered investment critical infrastructure” as that term is defined in 31 C.F.R. § 800.212; or (c) maintains or collects, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, none of the Company or any its subsidiaries is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248. The Company has no current intention of engaging in such activities in the future.

3.23         No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Letter and, as applicable, the Strategic Alternative Disclosure), none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Merger, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for the purposes of the Merger, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Merger, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby represent and warrant to the Company as follows:

4.1           Organization; Good Standing.

(a)            Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)            Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

4.2            Authority; Execution and Delivery; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each Buyer Party and no additional actions on the part of any Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.

4.3            Non-Contravention. Neither the execution and delivery of this Agreement by each Buyer Party, nor the consummation of the Merger will (a) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; or (c) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b) or (c) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or materially impair the ability of the Buyer Parties to perform their respective covenants and obligations pursuant to this Agreement.

4.4            Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; and (iii) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or materially impair the ability of the Buyer Parties to perform their respective covenants and obligations pursuant to this Agreement.

4.5            Legal Proceedings; Orders.

(a)            No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the materially impair ability of the Buyer Parties to perform their respective covenants and obligations pursuant to this Agreement.

(b)            No Orders. Neither Parent nor Merger Sub is subject to any Order of any kind or nature that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the materially impair ability of the Buyer Parties to perform their respective covenants and obligations pursuant to this Agreement.

4.6            Ownership of Company Common Stock. Neither Parent nor Merger Sub or any of their affiliates is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

4.7            Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

4.8            Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9            No Parent Vote or Approval Required. Other than the Parent Preferred Stockholder Approval, which Parent Preferred Stockholder Approval has been obtained prior to the date of this Agreement, no vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to adopt this Agreement and approve the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to adopt this Agreement and approve the Merger.

4.10         Sufficient Funds. Parent has available to it, and will have on the Closing Date, the funds necessary to (i) consummate the transactions contemplated by this Agreement and to make all of the payments contemplated by Article II in connection with the Merger, (ii) pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub in connection with the Merger and (iii) satisfy all of the other payment obligations of Parent and Merger Sub contemplated hereunder.

4.11         Stockholder and Management Arrangements. As of the date of this Agreement, other than this Agreement, the Voting and Support Agreements and the Confidentiality Agreement, no Buyer Party nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group has agreed to provide, directly or indirectly, equity investment to the Buyer Parties to finance any portion of the Merger.

4.12         Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, the Company and their respective Subsidiaries in connection therewith), assuming the representations and warranties of the Company in Article III are true and correct in all material respects, (a) the amount of the “fair saleable value” of the assets of Parent and its Subsidiaries (including the Surviving Corporation) on a consolidated basis will exceed (i) the value of all liabilities of Parent and its Subsidiaries (including the Surviving Corporation) on a consolidated basis, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of Parent and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Parent and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged and (c) Parent and its Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.13         Foreign Person Status. Parent is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Parent is not controlled by a “foreign person,” as defined in the DPA. Parent does not permit any foreign person affiliated with Parent, whether affiliated as a limited partner or otherwise, to obtain through Parent any of the following with respect to the Company: (i) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; or (ii) “control” of the Company (as defined in the DPA).

4.14         Exclusivity of Representations and Warranties.

(a)            No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its respective Subsidiaries (and any of their Representatives and Affiliates), acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i)            neither the Company nor any of its respective Subsidiaries (or any of their Representatives, Affiliates, or other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their financial conditions, businesses, results of operations, properties, assets, liabilities, prospects or otherwise in connection with this Agreement or the Merger or the negotiation with respect to the foregoing;

(ii)            no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its financial conditions, businesses, results of operations, properties, assets, liabilities, or prospects or otherwise in connection with this Agreement or the Merger or the negotiation with respect to the foregoing, and if made, such representation or warranty has not be relied upon by the Buyer Parties or any of their respective Affiliates or any Representative of the foregoing as having been authorized by the Company Group or any of its Affiliates or any Representative of the foregoing (or any other Person); and

(iii)            the representations and warranties made by the Company in Article III of this Agreement (as qualified by the Company Disclosure Schedule and, as applicable, the Strategic Alternative Disclosure) are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)            No Reliance. Each Buyer Party, on behalf of itself and its Affiliates and Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not, and they are not, acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)            any representation or warranty, express or implied, or other statement;

(ii)            any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or any Representative of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with this Agreement, the Merger or the other transactions contemplated hereby or in connection with presentations by the management of the Company or any of its Subsidiaries; or

(iii)            the accuracy or completeness of any representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation, statement, or other materials or information.

Article V
INTERIM OPERATIONS OF THE COMPANY

5.1            Affirmative Obligations. Except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, for any actions taken in good faith to respond to any COVID-19 Measures (provided that prior to taking any such action or in action in response to any COVID-19 Measure, the Company shall provide reasonable notice to, and consult with, Parent (if legally permissible) prior to taking or not taking any such action), as required by applicable Law, or as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed and may be granted by an e-mail or other electronic communication from the individuals listed on Schedule 5.1), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), (a) the Company will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to preserve intact its material assets, properties, and Contracts, and (b) the Company will not, and will cause each of its Subsidiaries not to:

(a)            (i) except for the actions expressly described in the third through sixth bullet points of the Strategic Alternative Disclosure, sell, lease, exclusively license, transfer or dispose of any material assets of the Company Group (except, in the case of any of the foregoing, pursuant to (A) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company Group or (B) pursuant any Company Material Contract) or (ii) mortgage, pledge or otherwise encumber any assets or create any Liens thereon;

(b)            (i) except as otherwise permitted pursuant to an exception to the covenants contained in this Section 5.1, (i) accelerate, terminate or cancel any Company Material Contract, (ii) grant a material waiver or release, or assign any material right, obligation or claim under, any Company Material Contract, (iii) amend or modify any Company Material Contract in a manner that is adverse in any material respect to the Company Group, or (iv) enter into any Contract which, if entered into prior to the date of this Agreement would have been a Company Material Contract;

(c)            acquire or agree to acquire (by merger, consolidation or otherwise), or purchase an equity interest in or agree to purchase an equity interest in, or purchase or agree to purchase any asset of, or acquire an exclusive license of, any business, corporation, partnership, association or other business organization or division thereof;

(d)            amend the Charter or Bylaws or the respective organizational documents of any of the Company or any of the Company’s Subsidiaries;

(e)            (i) establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, except for dividends or other distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) pledge or encumber any of its capital stock or other equity or voting interests, or (iii) modify the terms of any of its capital stock or other equity or voting interests;

(f)            repurchase, redeem or otherwise reacquire any shares of Company Common Stock, other equity securities of the Company, other ownership interests of any options, warrants or rights to acquire any such stock, securities or interests of the Company, other than in connection with (i) transactions involving only wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice, (ii) repurchases or reacquisitions of shares of Company Common Stock at the lower of the original exercise price or the current fair market value of a share of Company Common Stock pursuant to the Company’s right to repurchase or reacquire shares of Company Common Stock held by employees or other service providers of the Company Group in connection with termination of such Person’s employment or engagement by the Company, (iii) net share withholding of taxes from employees of the Company Group in payment of withholding tax upon the settlement of Company RSUs, or (iv) the cashless or net exercise of Company Options, in each case of clauses (ii), (iii) and (iv), pursuant to the terms of such awards;

(g)            split, combine or reclassify any outstanding shares of Company Capital Stock;

(h)            issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of its Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, Company Capital Stock, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except (i) for the Company Class A Common Stock issuable upon exercise or conversion of Company Options or other convertible securities outstanding as of the date hereof or issued or granted without material breach of the terms of this Agreement, or (ii) for the settlement of Company RSUs;

(i)            incur any indebtedness, or guarantee, assume or otherwise become responsible for any such indebtedness of another Person, except for (i) loans or advances between members of the Company Group, and (ii)  interest, fees, costs, and similar amounts accrued pursuant to any financing arrangement in effect on or prior to the date of this Agreement;

(j)            make any loans or advances, except (i) to or for the benefit of a member of the Company Group or (ii) for advances for reimbursable employee or contractor expenses in the ordinary course of business consistent with past practices;

(k)            except to the extent required by the specific terms of a Company Benefit Plan: (i) grant or amend any severance or termination pay to any current or former Service Provider, (ii) grant any incentive, bonus, equity or equity-based, or other similar awards, or accelerate the funding, vesting or payment of any compensation or benefit or make any increase in the salaries, bonuses or other compensation or benefits to any current or former Service Provider, (iii) adopt, amend, establish or enter into any material plan, policy or arrangement for the current or future benefit of any current or former Service Provider that would be a Company Benefit Plan if it were in existence on the date hereof, or (iv) hire or terminate (other than for cause) any Service Provider of the Company or any of its Subsidiaries;

(l)            execute, enter into, negotiate or amend any Labor Agreement;

(m)            other than as required by GAAP (as determined by the Company’s independent auditor), revalue in any material respect any of its properties or assets, or change its Tax accounting methods, principles or practices;

(n)            (i) amend any income or other material Tax Return, (ii) make, change or revoke any material Tax election, (iii) settle or compromise any material Tax claim or assessment by any Governmental Authority, except to the extent that any such settlement or compromise does not exceed the amount of any Tax reserves that have been established in the Company SEC Reports, (iv) surrender any right to claim a material Tax refund, or (v) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(o)            settle, compromise or otherwise resolve any Legal Proceedings other than the compromise or settlement of Legal Proceedings: that (i) (A) are for an amount for each such compromise or settlement that is, individually, less than $25,000 and for all such compromises or settlements that is, in the aggregate, less than $100,000, and (B) does not impose any injunctive relief on the Company or any of its Subsidiaries (other than customary non-monetary restrictions that are ancillary to the monetary relief granted) and does not involve the admission of wrongdoing by the Company, any Subsidiary of the Company or any of their respective officers or directors, or (ii) settled in compliance with Section 6.12;

(p)            make or commit to make any capital expenditures other than pursuant to Contracts in effect on or prior to the date of this Agreement;

(q)            propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(r)            fail to maintain in all material respects the Insurance Policies;

(s)            fail to take any action (including non-payment of fees) with respect to any Company Registered Intellectual Property owned or purported to be owned by the Company Group with the relevant Governmental Authorities and domain name registrars that is reasonably necessary to maintain such Registered Company Intellectual Property in full force and effect;

(t)            assign, transfer, sell, or dispose of or grant exclusive licenses to any material Company Owned Intellectual Property, or (ii) terminate or transfer any license to the Company Group for any material third party Company Intellectual Property under a Company Material Contract, or under a contract entered into after the date hereof that would have been a Company Material Contract had it been entered into on or prior to the date hereof;

(u)            grant rights or licenses in any Company Owned Intellectual Property to any standards-setting organization (including any group or organization, such as special interest groups, forums, consortia, committees, working groups or associations) or to any third party in connection with the requirements of any standards-setting organization;

(v)            request an adjournment, continuance, postponement, or delay (or consent to requests of the plaintiffs or any other party to any of the foregoing, or request that plaintiffs or any other party request any of the foregoing) of the District Court’s hearing in the Hardy Proceeding to consider Plaintiffs’ Unopposed Motion for Preliminary Approval of Class Action Settlement, filed on May 17, 2023; or

(w)           enter into, authorize any of, or agree or commit in writing to enter into a Contract to take any of the actions prohibited by this Section 5.1.

5.2            No Solicitation.

(a)            No Solicitation or Negotiation. Subject to the terms of Section 5.2(b), during the Interim Period, the Company will, and will cause its Subsidiaries to, and will instruct its legal and financial advisors, to (i) cease and cause to be terminated any discussions or negotiations with, (ii) cease providing any further non-public information with respect to the Company Group to, and (iii) terminate all access granted to any physical or electronic data room (or other access to diligence) to, any Person and its Affiliates or Representatives that relates to, or that would reasonably be expected to lead to, an Acquisition Proposal. Subject to the terms of Section 5.2(b), during the Interim Period, the Company Group will not, and will not instruct, authorize or knowingly permit any of its Representatives to, directly or indirectly, (1) solicit, initiate, or propose the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (2) furnish to any Person (other than to Parent and its Affiliates and their respective Representatives) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent and its Affiliates and their respective Representatives), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (3) participate or engage in, or knowingly facilitate, discussions or negotiations with any Person with respect to an Acquisition Proposal or with respect to any inquiries from any Person relating to the making of an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.2 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal); (4) approve, endorse, or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (6) authorize, propose or commit to do any of the foregoing. During the Interim Period, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill provision in any confidentiality agreement or Contract solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof) if the Company has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Promptly (and in any event within five (5) Business Days) following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has executed a confidentiality agreement in the seven (7) months prior to the date of this Agreement in connection with its consideration of an Acquisition Proposal promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement.

(b)            Superior Proposals. Notwithstanding anything to contrary set forth in this Agreement, from the date hereof until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the financial advisors set forth in Section 3.18 of the Company Disclosure Letter), (i) participate or engage in discussions or negotiations with or (ii) furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement, to any Person (or its Affiliates, Representatives or financing sources) that has made or delivered to the Company an Acquisition Proposal after the date hereof, and otherwise facilitate the making of such Acquisition Proposal, in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.2(a); provided, however, that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to take the actions contemplated by this Section 5.2(b) would be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further, however, that the Company will promptly (and in any event within two Business Days) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Affiliates, Representatives or financing sources that was not previously made available to Parent or any of its Affiliates, Representatives or financing sources.

(c)            No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.2(d), during the Interim Period, the Company Board (or a committee thereof) may not:

(i)            (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent if any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within 10 Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests in writing); provided that Parent makes such request only after a material development has occurred that Parent believes, in good faith, has created uncertainty as to the position of the Company Board or whether the Requisite Stockholder Approval will be obtained; (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 2:30 p.m. (Prevailing Pacific Time) on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.2); or (E) fail to include the Company Board Recommendation in the Proxy Statement(any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination, in itself, by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery, in itself, by the Company to Parent of any notice contemplated by Section 5.2(d) will constitute a Company Board Recommendation Change; or

(ii)            cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d)            Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i)            other than in connection with an Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any material event or development or material change in circumstances after the date of this Agreement with respect to the Company that (A) was not known to, or reasonably foreseeable by, the Company Board as of the date hereof; and (B) does not relate to (1) any Acquisition Proposal; (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Class A Common Stock (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account); (3) any change, action, event, condition, state of facts or effect relating to Parent, Merger Sub or any of their respective Affiliates; or (4) any development or change in the industry in which the Company and its Subsidiaries operate or conditions in the United States or other jurisdictions where the Company and its Subsidiaries operate (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would likely be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(1)            the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.2(d)(i), which notice will specify in reasonable detail the basis for such Company Board Recommendation Change and describe the applicable Intervening Event in reasonable detail; and

(2)            prior to effecting such Company Board Recommendation Change, (i) the Company and its Representatives, during such four Business Day period (which period shall expire at 5:00 p.m. (Prevailing Pacific Time) on the fourth Business Day (the “Event Notice Period”)), must have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would likely be inconsistent with its fiduciary duties pursuant to applicable Law, and (ii) following the Event Notice Period, the Company Board (or a committee thereof) (after consultation with its outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) has determined that the failure of the Company Board (or a committee thereof) to make a Company Board Recommendation Change would likely be inconsistent with its fiduciary duties pursuant to applicable Law; it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Company Board (or a committee thereof) in good faith), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for two Business Days from the later of (a) the delivery of such written notice to Parent or (b) the end of the original Event Notice Period; or

(ii)            if the Company has received a bona fide Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1)            the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would likely be inconsistent with its fiduciary duties pursuant to applicable Law;

(2)            the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.2 with respect to such Acquisition Proposal; and

(3)            (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received an Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h) absent any revision to the terms and conditions of this Agreement that would cause such Acquisition Proposal to cease to constitute a Superior Proposal, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period (which period shall expire at 11:59 p.m. (Prevailing Pacific Time) on the fourth Business Day of the Notice Period), must have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that (1) in the event of any material revisions, amendments, updates or supplements to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days from the later of (x) the delivery of such written notice to Parent and (y) the end of the original Notice Period), and (2) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) reaffirmed its determination described in clause (1) above that such Acquisition Proposal is a Superior Proposal;

(e)            Notice. During the Interim Period, the Company will promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing of (i) any Acquisition Proposal that is received by the Company or any of its Representatives or (ii) any non-public information requested from, or if any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (A) the identity of the Person or “group” of Persons making such Acquisition Proposal; and (B) a copy of the written Acquisition Proposal (or if oral, a summary of the material terms and conditions of such Acquisition Proposal received from such Person or “group”. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of any material development with regard to or material amendment of such proposal or request), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements, documents or other written materials submitted in connection therewith. During the Interim Period, the Company will promptly (and, in any event, within twenty-four (24) hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or group or its Representatives that was not previously made available to Parent or its Representatives.

(f)            Certain Disclosures. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in any such public disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i)            nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 5.2; or (D) making any disclosure to the Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.2(f)(i) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.2, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.2(d).

(ii)            it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that solely (A) describes the Company’s receipt of an Acquisition Proposal, (B) identifies the Person making such Acquisition Proposal, (C) provides the material terms of such Acquisition Proposal, or (D) describes the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be (1) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g)            Breach by Representatives. The Company agrees that (i) any action taken by a Representative of the Company (other than a Specified Person) that is authorized or directed by the Company or any Specified Person, or that a Specified Person is made aware of and does not take prompt action to cease, and that, if taken by the Company, would constitute a material breach of this Section 5.2, will be deemed to constitute a material breach by the Company of this Section 5.2; and (ii) any action taken by a Specified Person that, if taken by the Company, would constitute a material breach of this Section 5.2 will be deemed to constitute a material breach by the Company of this Section 5.2.

Article VI
ADDITIONAL COVENANTS

6.1            Required Action and Forbearance; Efforts.

(a)            Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by: (A) causing the conditions to the Merger set forth in Article VII to be satisfied; (B) (1) obtaining all Consents from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; (C) obtaining all Consents and delivering all notifications pursuant to any Company Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Company Material Contracts as of and following the consummation of the Merger; provided that the Company shall have no obligation to send any notification or to seek any Consent pursuant to any Company Material Contract unless and until Parent requests in writing (including by email) that the Company do so; and (D) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b)            No Omission to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither the Buyer Parties, on the one hand, nor the Company, on the other hand, will take any action, or omit to take any action, which action or omission is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting (i) the consummation of the Merger; or (ii) the ability of such Parties to fully perform their obligations pursuant to this Agreement. For the avoidance of doubt, no action by any member of the Company Group or Buyer Party taken (or failed to be taken) in compliance with the express terms of this Agreement will be considered a violation of this Section 6.1. Notwithstanding anything in this Agreement to the contrary, if any Legal Proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement, no Party shall be under any obligation to: (a) litigate or contest any such Legal Proceeding or any Order, whether temporary, preliminary or permanent, or (b) make proposals, execute or carry out agreements or submit to Orders providing for (i) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer Parties or Company or (ii) the imposition of any limitation on the ability of any Party to freely conduct their business.

(c)            No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract.

6.2            Government Filings. The Buyer Parties on the one hand shall, and shall cause their respective Affiliates, if applicable to, and the Company (and their respective Subsidiaries, if applicable), on the other hand, shall, to the extent required in the reasonable judgment of counsel to Parent and the Company, as soon as practicable after the date of this Agreement execute and file, or join in the execution and filing of, notification filings, forms and submissions with any Governmental Authority (including in draft form where applicable) that may be necessary in order to obtain the Consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger or the other transactions contemplated hereby. Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the Governmental Authorities of any applicable jurisdiction in which any such filing is made; and (D) take all action necessary to obtain the required Consents from such Governmental Authorities, in each case as soon as practicable.

6.3            Proxy Statement and Other Required SEC Filings.

(a)            Proxy Statement. The Company will use its commercially reasonable efforts to, within 15 Business Days of the date of this Agreement, prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) in connection with the Stockholder Meeting. Subject to Section 5.2(d), and unless there has been a Company Board Recommendation Change, the Company must include the Company Board Recommendation in the Proxy Statement and use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including responding as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement.

(b)            Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or their counsel. On the date of filing, the date of mailing (or other dissemination) to the Stockholders (if applicable) and at the time of the Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation, warranty or covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)            Other Required Parent Filing. If Parent determines that any Buyer Party (or any of their respective Affiliates, if applicable) is required to file any document with the SEC as a result of the Merger or the Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates to, use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither the Buyer Parties nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing with the SEC and at the time of the Stockholder Meeting, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation, warranty, or covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)            Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Stockholder Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate (and, to the extent required by applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Stockholders).

(e)            Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f)            Notices. The Company, on the one hand, and Parent, on the other hand, will (i) promptly advise the other of (A) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (B) any receipt of comments (oral or written) from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (C) any receipt of a request by the SEC or its staff for additional information, and (ii) supply each other with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.

(g)            Amendment. Except as required by applicable Law, no amendment or supplement to the Proxy Statement will be made by the Company without the consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

(h)            Dissemination of Proxy Statement. Subject to applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.4            Stockholder Meeting.

(a)            Call of Stockholder Meeting. Subject to Section 5.2, the Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and duly convene and hold a special meeting of its stockholders (the “Stockholder Meeting”), in each case, as soon as reasonably practicable following the mailing (or other dissemination) of the Proxy Statement to the Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Reasonably promptly after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than once every week), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Stockholder Meeting at any time prior to the 20th Business Day following the mailing (or other dissemination) of the Proxy Statement to the Stockholders. Subject to Section 5.2(d) and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)            Adjournment of Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Stockholder Meeting to constitute a quorum at the Stockholder Meeting, or if, after consultation with Parent, the Company determines in good faith that the Requisite Stockholder Approval is unlikely to be obtained at the Stockholder Meeting); (ii) the Company is required to postpone or adjourn the Stockholder Meeting by applicable Order or a request from the SEC or its staff; (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Stockholder Meeting; or (iv) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Stockholder Meeting in order to give the Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Stockholders or otherwise made available to the Stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement; provided, however, that the Company may not postpone the Stockholders Meeting for more than an aggregate of 20 Business Days without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

6.5            Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any restrictions on business combinations set forth in any “takeover” Law to become applicable to this Agreement or the Merger. Each of Parent, the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger; and (b) if any “anti-takeover” Law becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or make inapplicable the effect of such Law on the Merger.

6.6            Access. During the Interim Period, to the extent reasonably requested by Parent, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, Contracts, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would in the good faith judgment of the Company based on advice of outside counsel give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract (it being agreed that in the case of clauses (b) and (c), the Company shall give notice to Parent of the fact that it is withholding such documents, information or Contracts, and the reason for such withholding, and thereafter the Company will cooperate with Parent or its Representatives and use its commercially reasonable efforts to develop alternative methods of providing such documents, information or Contracts in a manner that would not result in any violation, default, prejudice or loss or privilege); (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and any Buyer Party and its Affiliates, on the other hand. Nothing in this Section 6.6 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.6 will be conducted in a manner that does not unreasonably interfere with the conduct of the business or operations of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing, including any air, soils or groundwater sampling. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable Law or not practicable as a result of any Health Crisis (including any COVID-19 Measure), Force Majeure Event or Political Condition. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. All requests for access pursuant to this Section 6.6 must be directed to the Chief Legal Officer of the Company, or another person designated by the Company.

6.7            Section 16(b) Exemption. Prior to the Closing, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8            Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)            Indemnified Persons. For six years after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to (i) any indemnification agreements set forth on, or described in, Section 6.8(a) of the Company Disclosure Letter between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time and (ii) any indemnification, exculpation and advancement of expenses provision set forth in the certificates of incorporation, bylaws, and other similar organizational documents of the Company and its Subsidiaries as in effect on the date hereof.

(b)            Indemnification Obligation. Without limiting the generality of the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect prior to the Closing, each Indemnified Person from and against any costs, fees and expenses (including advancing costs (including attorneys’ fees and investigation expenses)), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the any of the Surviving Corporation or any of its Subsidiaries insolvent) (each of clauses (i) and (ii), a “Company Indemnified Proceeding”), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.8(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event an Indemnified Person is or becomes involved in any Company Indemnified Proceeding, Parent shall, or shall cause the Surviving Corporation to, pay reasonable out of pocket expenses in advance of the final disposition of any such Company Indemnified Proceeding to each Indemnified Person to the fullest extent permitted by Law. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this Section 6.8.

(c)            D&O Insurance Broker. Promptly (and in any event no later than two (2) Business Days) following the date of this Agreement, the Company shall appoint the Person set forth on Section 6.8(c) of the Company Disclosure Letter (the “New Broker”) as the broker of record for the Company and deliver evidence of the same to Parent; provided that, if at any time the New Broker has confirmed in writing to the Company that it cannot or will not place the D&O Tail Policies, then the Company shall appoint any Person it reasonably chooses as the broker of record for the Company for purposes of purchasing the D&O Tail Policies.

(d)            D&O Insurance. Prior to the Closing, the Company shall purchase (i) from the Company’s existing directors’ and officers’ liability insurance carriers a prepaid “tail” policy with respect to the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Tail Policy 1”) that provides for (A) $15 million in “Side ABC” coverage and (B) $10 million in “Side A Coverage” and (ii) from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carriers on the date hereof a prepaid “tail” policy with respect to the Company’s directors’ and officers’ liability insurance in effect on the date hereof that provides for $15 million in additional “Side A” coverage (“D&O Tail Policy 2”, and together with D&O Tail Policy 1 or, if applicable, the Alternative D&O Policy, the “D&O Tail Policies”); provided, that, if the Company is unable to obtain the D&O Tail Policy 1 and the D&O Tail Policy 2 after using commercially reasonable efforts, it shall purchase a prepaid “tail” policy with respect to the Company’s directors’ and officers’ liability insurance in effect on the date hereof from an insurance carrier with the same or better credit ratings as the Company’s directors’ and officers’ liability insurance carriers on the date hereof (the “Alternative D&O Policy”); provided, that the aggregate cost for such Alternative D&O Policy shall not be in excess of 350% of the aggregate annualized amount paid or payable by the Company for coverage for the current fiscal year. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such D&O Tail Policies in full force and effect and continue to honor its obligations thereunder for so long as such D&O Tail Policies are in full force and effect.

(e)            Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

(f)            No Impairment. Except as required by applicable Law, the obligations set forth in this Section 6.8 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Tail Policies referred to in Section 6.8(d) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Tail Policies referred to in Section 6.8(d) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Tail Policies referred to in Section 6.8(d) (and their heirs and representatives)) pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable Law (whether at law or in equity).

(g)            Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.8 will be joint and several.

(h)            Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.9            Obligations of the Buyer Parties and the Company. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Each of the Buyer Parties will be jointly and severally liable for any breach of this Agreement by any Buyer Party (or, following the Closing, the Surviving Corporation) or any other failure by any Buyer Party (or, following the Closing, the Surviving Corporation) to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.10         Notification of Certain Matters.

(a)            Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware (i) that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate such that the condition set forth in Section 7.2(a) would not reasonably be expected to be satisfied at the Closing, (ii) of any failure of the Company to comply with any covenant or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 7.2(b) would not reasonably be expected to be satisfied at the Closing, or (iii) of any Legal Proceeding commenced after the date of this Agreement or, to the Knowledge of the Company, threatened, or any Order, in each case, that relates to the transactions contemplated by this Agreement (including the Merger); provided, however, the Company’s obligations, actions or inactions pursuant to this sentence shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) has been satisfied, unless such action or inaction is a Willful Breach; provided, further, that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the parties under this Agreement.

(b)            Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware (i) that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied, (ii) of any failure by the Buyer Parties to comply with or satisfy in any covenant or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, or (iii) of any Legal Proceeding pending or, to the Knowledge of Parent, threatened, or any Order, that relates to the transactions contemplated by this Agreement (including the Merger); provided, however, that Parent’s obligations, actions or inactions pursuant to this sentence shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.3(b) has been satisfied, unless such action or inaction is a Willful Breach; provided, further, that no such notification shall affect or be deemed to modify any representation or warranty of the Buyer Parties set forth herein or the conditions to the obligations of the Company to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties under this Agreement.

(c)            At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each party shall give prompt notice to the other party of any written notice or other written communication received by it or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (including the Merger); provided, however, each party’s obligations, actions or inactions pursuant to this sentence shall be deemed excluded for purposes of determining whether the conditions set forth in either Section 7.2(b) or Section 7.3(b) have been satisfied, unless such actions or inactions are a Willful Breach; provided, further, that no such notification shall affect or be deemed to modify any representation or warranty set forth herein or the conditions to the obligations of any party to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder.

6.11         Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, until the Closing, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change) and Parent will consult with each other, provide each other with a reasonable opportunity for review, and obtain each other’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed) before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the transactions contemplated by this Agreement, except (i) as may be required or rendered impracticable by applicable Law, (ii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change made in accordance with this Agreement; or (iii) with respect to any Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties and their Affiliates, on the other hand. Notwithstanding the foregoing, each of the Company and Parent (and Representatives thereof) may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are consistent in all material respects with previous public statements, disclosures or communications jointly made by the Company and Parent or to the extent that they have been reviewed and previously approved by both the Company and Parent.

6.12         Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing; provided that no such consent shall be required for any such compromise, settlement, or arrangement that, together with all other compromise settlement, or arrangements, is less than $500,000 in the aggregate. For purposes of this Section 6.12, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that, based on the advice of outside counsel, such participation would not give rise to a material risk of waiving the attorney-client privilege between the Company and its counsel; it being agreed that the Company will notify Parent of the Company’s determination that such participation would give rise to a material risk of waiving privilege, and thereafter the Company will cooperate with Parent and use commercially reasonable efforts to develop alternative methods of providing information to maintain Parent’s participation rights without any loss of privilege), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.13         Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Class A Common Stock and the Public Warrants from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Class A Common Stock and the Public Warrants pursuant to the Exchange Act as promptly as practicable after such delisting.

6.14         Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.15         Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to the Company a written consent approving the Merger in accordance with the DGCL.

6.16         No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Buyer Parties and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.1          FIRPTA. At or prior to the Closing, the Company shall deliver a certificate, dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company under penalties of perjury, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2); provided, however, that the sole remedy for the Company’s failure to deliver such certificate or notification letter shall be that Payment Agent, Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws.

6.18         Warrant Amendment. Prior to the Closing, the Company shall not amend, rescind, or terminate the Warrant Amendment or consent to any modification or waive any provision of the Warrant Amendment.

6.19         Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director and officer of the Company and its Subsidiaries immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Article VII
CONDITIONS TO THE MERGER

7.1           Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions:

(a)            Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Stockholder Meeting.

(b)            No Prohibitive Laws or Injunctions. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law or (ii) issued or granted any Order (whether temporary, preliminary or permanent), in each case, that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction.

7.2            Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a)            Representations and Warranties.

(i)            Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect; and

(ii)            The representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.3 (Authority, Execution and Delivery; Enforceability), Section 3.18 (Broker’s Fees) and Section 3.19 (Opinion of Financial Advisor) shall have been true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and

(iii)            The representations and warranties set forth in Section 3.2 (Capitalization) shall have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any de minimis inaccuracies (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date, except for any de minimis inaccuracies); and

(iv)            The representations and warranties set forth in Section 3.6(c) (Absence of Certain Changes or Events) shall have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date;

provided that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of Section 7.2(a)(i) and Section 7.2(a)(ii), (A) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that such qualifications shall not be disregarded pursuant to the terms of this proviso in the representation and warranty set forth in Section 3.6(c)) and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

(b)            Performance of Obligations of the Company. The Company will have performed and complied in all material respects with its covenants and obligations contained in this Agreement that are required to be performed and complied with by it at or prior to the Closing.

(c)            Company Material Adverse Effect. No Company Material Adverse Effect will have occurred or exist following the execution and delivery of this Agreement that is continuing.

(d)            Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

7.3            Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a)            Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement shall have been true and correct as of the date of this Agreement and will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)            Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with their covenants and obligations contained in this Agreement that are required to be performed and complied with by the Buyer Parties at or prior to the Closing.

(c)            Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4            Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or as a basis for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VII, as the case may be, to be satisfied if such failure was caused by any action or omission of such party of any of its Affiliates, including those that may give rise to a breach of this Agreement.

Article VIII
TERMINATION

8.1            Termination. This Agreement may be validly terminated and the Merger may be abandoned only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)            at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent (on behalf of the Buyer Parties) and the Company;

(b)            by either Parent (on behalf of the Buyer Parties) or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any Order issued by any Governmental Authority of competent jurisdiction is in effect that permanently prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any Law shall have been enacted, entered, enforced or deemed applicable to the Merger that permanently prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been a principal cause of, or resulted in, such Order (or such Order becoming final and non-appealable);

(c)            by either Parent (on behalf of the Buyer Parties) or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m. (Prevailing Pacific Time) on August 23, 2023 (as may be extended in accordance with Section 9.10(b)(iii), the “Termination Date”); provided that if (w) the definitive Proxy Statement has not been filed with the SEC on or before June 23, 2023, (x) the SEC provides comments to the preliminary Proxy Statement, or (y) a Governmental Authority commences a Legal Proceeding in a court of competent jurisdiction seeking an Order to prohibit, make illegal or enjoin the consummation of the Merger, then the Termination Date shall be automatically extended to November 21, 2023. The right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been a principal cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Closing to have occurred prior to the Termination Date; provided that if the conditions to Closing set forth in Article VII are satisfied or waived prior to the Termination Date (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Closing Date), neither Parent nor the Company may terminate the Agreement pursuant to this Section 8.1(c) until the date that is 10 Business Days after the Termination Date;

(d)            by either Parent (on behalf of the Buyer Parties) or the Company, at any time prior to the Closing if the Company fails to obtain the Requisite Stockholder Approval at the Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e)            by Parent (on behalf of the Buyer Parties) (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 calendar days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured within such 30 calendar day period;

(f)            by Parent (on behalf of the Buyer Parties), if at any time, (i) the Company Board (or a committee thereof) has effected a Company Board Recommendation Change or (ii) the Company shall have committed a Willful Breach of any of its obligation under Section 5.2(a);

(g)            by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if any of the Buyer Parties have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 calendar days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured within such 30 calendar day period;

(h)            by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.2 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company enters into an Alternative Acquisition Agreement and the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b); or

(i)            by Parent (on behalf of the Buyer Parties) on or prior to August 4, 2023, if the District Court presiding over the Hardy Proceeding shall have entered an Order denying Plaintiffs’ Unopposed Motion for Preliminary Approval of Class Action Settlement, filed on May 17, 2023.

8.2            Manner and Notice of Termination; Effect of Termination.

(a)            Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)            Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any Affiliate of such Party or any partner, member, manager, stockholder, or Representative of the foregoing) to the other Parties, as applicable, except that Section 6.11, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the previous sentence, nothing in this Agreement will relieve any Party or other Person from any liability for any Willful Breach or Fraud. No valid termination of this Agreement will affect the rights or obligations of any Party or other Person pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms.

8.3            Fees and Expenses.

(a)            General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. All documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes and fees incurred in connection with the consummation of the Merger shall be timely and duly paid by Parent, other than Taxes described in Section 2.3(e).

(b)            Company Payments.

(i)            Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e) (but only if such termination pursuant to Section 8.1(e) is a result of the Company’s breach or failure to perform any of its covenants which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(b)); (B) with respect to any such termination pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), after the Agreement Date and prior to such termination an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (C) within one year of the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will, concurrently with the consummation of such Acquisition Transaction or entry into such definitive agreement, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time). For purposes of this Section 8.3(b)(i), (i) all references to “15%” and “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and (ii) all references to “Acquisition Transaction” shall exclude any liquidation or dissolution with respect to the Company or any of its Subsidiaries that is initiated by the Company and any asset sale or similar transaction in connection therewith. For the avoidance of doubt, for purposes of this Section 8.3(b)(i), all references to “Acquisition Transaction” shall include any liquidation or dissolution with respect to the Company or any of its Subsidiaries that is proposed by an unaffiliated third party as a means by which such third party were to acquire, and such third party does actually acquire, 50% or more of the Company Owned Intellectual Property for aggregate consideration equal to or in excess of $5,000,000.

(ii)           Company Board Recommendation; Willful Breach. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company shall, within two Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).

(iii)          Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company shall, concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).

(c)            Parent Payments. If this Agreement is validly terminated pursuant to Section 8.1(i), then Parent shall, within two Business Days following such termination, pay or cause to be paid to the Company or its designee a termination fee in the amount of $1,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to the account designated in Schedule 8.3(c) (which Schedule may be updated by the Company from time to time).

(d)            Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee and the Parent Termination Fee, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(e)            Payments; Default. If (i) the Company fails to promptly pay the Company Termination Fee when payable under this Agreement, and Parent and/or Merger Sub commences a Legal Proceeding which results in a final, non-appealable judgment or (ii) Parent fails to promptly pay the Parent Termination Fee when payable under this Agreement, and the Company commences a Legal Proceeding which results in a final, non-appealable judgment, then the non-prevailing party shall pay the prevailing party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Proceeding, and, if the prevailing party is awarded the Company Termination Fee or Parent Termination Fee, as the case may be, then the non-prevailing party shall pay interest on such Company Termination Fee or Parent Termination Fee, as the case may be, at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).

(f)            Sole and Exclusive Remedy of Parent and Merger Sub. If this Agreement is validly terminated pursuant to Section 8.1, (i) Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b), Parent’s right to Recovery Costs and Parent’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of Parent and Merger Sub against (A) the Company and its Subsidiaries; and (B) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement and the Merger and (ii) upon payment to Parent of the Company Termination Fee (to the extent owed pursuant to Section 8.3(b)) and any Recovery Costs, none of the Company Related Parties will have any further monetary liability or obligation to any of (1) Parent or Merger Sub; and (2) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub (the Persons in clauses (1) and (2) collectively, the “Parent Related Parties”) relating to or arising out of this Agreement or the Merger, except that, in the case of each of clauses (i) and (ii), the Company and its Subsidiaries (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2, Section 8.3(a) and Section 8.3(h), as applicable).

(g)            Sole and Exclusive Remedy of the Company. If this Agreement is validly terminated pursuant to Section 8.1, (i) the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c), the Company’s right to Recovery Costs and the Company’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Company against the Parent Related Parties in respect of this Agreement and the Merger and (ii) upon payment to the Company of the Parent Termination Fee (to the extent owed pursuant to Section 8.3(c)) and any Recovery Costs, none of the Parent Related Parties will have any further monetary liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the Merger, except that, in the case of each of clauses (i) and (ii), Parent and Merger Sub (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2, Section 8.3(a) and Section 8.3(h), as applicable.

(h)            Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in this Agreement or the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.10(b), except that, although a Party, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.10(b), under no circumstances will a Party be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages.

Article IX
GENERAL PROVISIONS

9.1            Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

9.2            Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) subject to the below, immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)	if to the Buyer Parties or the Surviving Corporation to:
Applied Intuition, Inc.
145 E. Dana Street
Mountain View, CA 94041
	Attn:	Legal Department
	Email:	legal@applied.co

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
	Attn:	Caine T. Moss
Micheal Reagan
Justin Smith
Matthew Baudler
	Email:	cmoss@goodwinlaw.com
mreagan@goodwinlaw.com
justinsmith@goodwinlaw.com
mbaudler@goodwinlaw.com

(b)	if to the Company (prior to the Effective Time) to:

Embark Technology, Inc.
424 Townsend Street
San Francisco, CA 94107
	Attn:	Alex Rodrigues
Siddhartha Venkatesan

	Email:	alex@embarktrucks.com
sid@embarktrucks.com

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
One Market Street, Spear Tower, Suite 3300
San Francisco, CA 94105
	Attn:	Rob Ishii
Rich Mullen
	Email:	rishii@wsgr.com
rich.mullen@wsgr.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., Prevailing Pacific Time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., Prevailing Pacific Time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2.

9.3            Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; or (b) to any of their respective Affiliates, it being understood that, in each case, such assignment will not impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Capital Stock, Company RSUs, or Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4            Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Stockholders pursuant to the DGCL without such approval.

9.5            Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

9.6            Confidentiality. The Parties hereby acknowledge that Parent and the Company have previously executed a Mutual Nondisclosure Agreement, dated March 8, 2023 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.7            Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Strategic Alternative Disclosure and the Exhibits and Schedules hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.8            Third Party Beneficiaries. Except as set forth in Section 6.8 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.8, which is intended to benefit the Indemnified Parties; and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock, Company Warrants, Company RSUs, and Company Options, to receive the consideration set forth in Article II.

9.9            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10         Remedies.

(a)            Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)            Specific Performance.

(i)            Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii)            No Objections. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(iii)            Tolling of the Termination Date; Expedited Proceedings. Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches (or threatened breaches) of this Agreement or otherwise to enforce specifically this Agreement or any terms hereof, then (x) the Termination Date will be automatically extended to the later of (A) the date that is 20 Business Days following the final resolution of such Legal Proceeding and any appeals therefrom; or (B) such other date established by the court presiding over such Legal Proceeding (it being understood that operation of this Section 9.10(b)(iii) shall not cause the Termination Date to occur sooner than it otherwise would but for the operation of this Section 9.10(b)(iii)), and (y) each party agrees that it will use its reasonable best efforts to cooperate with the other parties in seeking and agreeing to, and shall not object to, an expedited schedule in any Legal Proceeding seeking to enforce specifically this Agreement or any of the terms hereof.

9.11         Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, any Transaction Document (in each case, other than a Transaction Document that expressly selects a different governing law), or the negotiation, administration, performance, or enforcement of this Agreement or any Transaction Document (in each case, other than a Transaction Document that expressly selects a different governing law), including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement or any Transaction Document (in each case, other than a Transaction Document that expressly selects a different governing law) (collectively, the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

9.12         Consent to Jurisdiction. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each Party agrees not to commence any Legal Proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware). By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by law. The Parties hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

9.13         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER.

9.14         Disclosure Letter References.

(a)            The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only to the extent the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

(b)            The Parties agree that the disclosure set forth in any particular section or subsection of the Parent Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of the Buyer Parties that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties of the Buyer Parties that are set forth in this Agreement, but in the case of this clause (ii) only to the extent the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure.

9.15         Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.16         No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.17         Certain Interpretations.

(a)            When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)            When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless the context otherwise requires, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” and terms or phrases of similar import means “the date of this Agreement.”

(c)            The word “or” shall not be exclusive.

(d)            The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(e)            When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)            The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(g)            When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)            Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)            A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(j)            All accounting terms used but not specifically defined herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k)            The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)            The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m)            The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)            No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o)            The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. Disclosure of any information or document in the Parent Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Parent Disclosure Letter. Nothing in the Parent Disclosure Letter constitutes an admission against the Buyer Parties’ interest or represents the Buyer Parties’ legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(p)            The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q)            Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided,” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party at least one Business Day prior to the date of this Agreement, including by being (i) posted to a virtual data room managed by the Company and hosted on Datasite under the project name “Project Express” or (ii) filed with or furnished to the SEC and available on EDGAR, in each case prior to 5:00 p.m. (Prevailing Pacific Time) on such date.

(r)            References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

9.18          Non-recourse. Each Party agrees, on behalf of itself and its Related Parties, that, except with respect to claims of Fraud against any Person committing such Fraud or who had actual knowledge of such Fraud, all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documents or the Merger; (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (c) any breach or violation of this Agreement or any of the Transaction Documents; or (d) any failure of the Merger to be consummated, in each case, may be made only (A) against the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that, except with respect to claims of Fraud against any Person committing such Fraud or who had actual knowledge of such Fraud, (1) no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person not identified in the foregoing clause (A), including any Related Party, and (2) except to the extent they are identified in the foregoing clause (A), no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), in each case, except with respect to claims of Fraud against any Person committing such Fraud or who had actual knowledge of such Fraud and for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2(b), Section 8.3(e), Section 8.3(f), Section 9.10(b) and this Section 9.18): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against any Person that is a party to, and solely pursuant to the terms and conditions of the Voting and Support Agreements, or (iii) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

Article X
CERTAIN DEFINITIONS

10.1         Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)            “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Representatives) that receive material non-public information of the Company Group to keep such information confidential; provided, however, that, in each case, the provisions contained therein, in the aggregate, are not less restrictive to such counterparty (and any of its Representatives) than the terms of the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal. An Acceptable Confidentiality Agreement may not include any provisions granting exclusivity to any Person or prohibiting the Company from satisfying its obligations hereunder or requiring the Company or its Subsidiaries to pay or reimburse the fees and expenses of such other Person or its Affiliates.

(b)            “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties or any of their Affiliates) to engage in an Acquisition Transaction.

(c)            “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i)            any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding shares of any class of voting or equity securities of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding shares of any class of voting or equity securities of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)            any direct or indirect purchase, or other acquisition (including by way of merger, amalgamation, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, exclusive license, extraordinary dividend or reorganization) by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, Company Owned Intellectual Property, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition);

(iii)            any merger, amalgamation, consolidation, business combination, joint venture, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 85% of the total outstanding shares of any class of voting or equity securities of the Company after giving effect to the consummation of such transaction; or

(iv)            any combination of the foregoing.

(d)            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e)            “Anti-Corruption Law” means any applicable Law related to combating bribery and corruption, including applicable laws promulgated pursuant to the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the UN Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

(f)            “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

(g)            “Code” means the Internal Revenue Code of 1986, as amended.

(h)            “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, retention, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case, in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

(i)            “Company Board” means the Board of Directors of the Company.

(j)            “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(k)            “Company Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

(l)            “Company Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

(m)            “Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

(n)            “Company Equity Plans” means, collectively the Company’s 2021 Incentive Award Plan and the Company’s Amended and Restated 2016 Stock Plan.

(o)            “Company Group” means the Company and its Subsidiaries.

(p)            “Company Intellectual Property” means all Company Owned Intellectual Property and all other Intellectual Property that is used, held for use or necessary for the conduct of the Company Group’s business.

(q)            “Company Material Adverse Effect” means any change, event, condition, development, occurrence, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the Company Owned Intellectual Property, assets, liabilities or financial condition of the Company Group, taken as a whole; provided, however, that no Effects arising out of or resulting from the following (by itself or when aggregated) will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)            general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally, including inflation or any changes in the rate of increase or decrease of inflation (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(ii)            conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, including (a) changes in interest rates or credit ratings in the United States or any other country; (b) changes in exchange rates for the currencies of any country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iii)            conditions in the industries in which the Company Group conducts business or in any specific jurisdiction or geographical area in which the Company Group conducts business, or changes in such conditions, including the development, continuation or worsening of supply chain disruptions (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iv)            regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(v)            any geopolitical conditions, outbreak of hostilities, armed conflicts, civil unrest, civil disobedience, acts of war, sabotage, terrorism (including cybercrime, cyberattack or cyberterrorism) or military actions (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred) (collectively, “Political Conditions”);

(vi)            earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities) (collectively, “Force Majeure Events”) (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vii)            pandemics (including the COVID-19 pandemic), epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures) in the United States or any other country or region in the world (collectively, “Health Crises”) (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(viii)            the execution, delivery, announcement or performance of this Agreement or the pendency of the Merger and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees (including any employee attrition), suppliers, customers, partners, partners, lenders, lessors, vendors, Governmental Authorities or any other third Person;

(ix)            the compliance by the Company with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(x)            any action taken or refrained from being taken at the written request of Parent or resulting from Parent’s failure to grant any approval or consent requested by the Company to take any action restricted or prohibited by this Agreement;

(xi)            changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, changes in the regulatory accounting requirements applicable to any industry in which the Company Group operates (including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof), or any action taken for the purpose of complying with GAAP or any Law (including any action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to any Political Condition, Force Majeure Event, or Health Crisis) (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(xii)            changes in the price or trading volume of the Company Class A Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xiii)            any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xiv)            any (a) Transaction Litigation or (b) other Legal Proceeding threatened, made or brought by any of the current or former Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its Stockholders, executive officers or other employees or any member of the Company Board (or any Affiliates of any of the foregoing);

(xv)            any breach by Parent or Merger Sub of this Agreement; or

(xvi)            actions taken that are expressly described in the Strategic Alternative Disclosure.

(r)            “Company Offerings” means any and all products and services designed, developed, manufactured, sold, licensed, distributed, marketed, provided or otherwise made commercially available at any time by the Company or any of its Subsidiaries, including any component, sensor, system, device, hardware, hosted platform, hosted Software or application, hosted service, cloud-based application or service, any application programming interface, Software development kit, dashboard, interface, environment or any service that operates through a network of computer servers (and further including all web, mobile, and tablet versions thereof and all platforms and other Software used for any of the foregoing).

(s)            “Company Options” means any options to purchase shares of Company Class A Common Stock, including those granted under any of the Company Equity Plans.

(t)            “Company Owned Intellectual Property” means any Intellectual Property that is owned by, purported to be owned by, or exclusively licensed to, any of the Company Group.

(u)            “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, or exclusively licensed to, any member of the Company Group.

(v)            “Company Registration Rights Agreements” means that (a) certain Amended and Restated Registration Rights Agreement, dated as of November 10, 2021, by and among the Company, Northern Genesis Sponsor II LLC, and the other parties thereto, and (b) certain Registration Rights Agreement, dated as of May 31, 2022, by and between the Company and CF Principal Investments LLC.

(w)            “Company RSUs” means any restricted stock units granted under any of the Company Equity Plans.

(x)            “Company Software” means all Software owned or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

(y)            “Company Termination Fee” means an amount in cash equal to $3,000,000.

(z)            “Company Warrant” means any warrant to purchase shares of Company Class A Common Stock.

(aa)          “Consent” means any consent, approval, order, waiver, or authorization of, or filing or registration with, or notification to, any Person.

(bb)          “Contract” means any written or oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement, obligation, arrangement or understanding of any kind, and any amendments to the foregoing.

(cc)          “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

(dd)          “COVID-19 Measures” means any public health, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, requirement, directive or mandate promulgated by any Governmental Authority, in each case in connection with or in response to COVID-19.

(ee)          “Environmental Claims” means any Legal Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Substance, but shall not include any claims relating to products liability.

(ff)           “Environmental Law” means any applicable Law (including common law) or Order relating to pollution, worker or public health and safety (as relates to exposure to Hazardous Substances) or the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(gg)           “Environmental Permits” means any Permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

(hh)          “Equity Interest” means any (a) share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, (b) other ownership interests of any Person, (c) phantom equity interests, stock appreciation rights, and other similar interests and (d) any warrant, option, convertible or exchangeable security, subscription, right (including any preemptive or similar right), call or other rights to purchase or acquire any of the foregoing from the issuer thereof.

(ii)            “ERISA” means the Employee Retirement Income Security Act of 1974.

(jj)          “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

(kk)          “Exchange Act” means the Securities Exchange Act of 1934.

(ll)          “Fraud” means common law fraud by or on behalf of the Company under Delaware law (with scienter).

(mm)          “Free or Open Source Software” means any Software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, BSD License, Apache Software License, MIT License, Common Public License or similar terms or any other public source code license arrangement); or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of Software subject to such license or agreement, that such Software or other Software linked with, called by, combined or distributed with such Software be (i) disclosed, distributed, made available, offered, licensed or delivered in Source Code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(nn)          “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(oo)            “Government Official” means any (a) officer, agent, or employee of a Governmental Authority or a public international organization, (b) person acting in an official capacity for or on behalf of a Governmental Authority or a public international organization, (c) candidate for government or political office or (d) member of a royal family.

(pp)          “Governmental Authority” means any government, governmental, quasi-governmental or regulatory entity, authority, self-regulatory authority, or body (including any central bank or trans-governmental or supranational entity or authority), department, commission, bureau, council, board, minister, agency, or instrumentality, and any court, tribunal, mediator, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(qq)          “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances and friable asbestos.

(rr)           “In-the-Money Company Options” means Company Options with an exercise price per share less than the Per Share Price.

(ss)          “Information Privacy Laws” means any applicable (i) Laws governing privacy, data protection, and data security, including with respect to the access, collection, storage, transmission, disclosure, use, security, disposal, transfer, or other processing of Personal Data, privacy and security breach disclosure, and data breach notification, (ii) privacy, data protection, and data security requirements of Contracts relating to the access, collection, storage, transmission, transfer, disclosure, use, security, disposal or other processing of Personal Data, (iii) statements made by the Company and its Subsidiaries with respect to privacy or data security, including all privacy policies of the Company and its Subsidiaries, and (iv) the privacy and data security requirements of industry standards by which the Company and its Subsidiaries are legally or contractually bound, in each case, as applicable to the Company and its Subsidiaries.

(tt)          “Intellectual Property” means the rights in the following, anywhere in the world, whether statutory, common law or otherwise: (i) all patents, utility models and applications therefor, including any continuations, divisionals, continuations-in-part, provisionals, reissues, reexaminations, substitutes and extensions of any of the foregoing (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights, domain name registrations, and similar designations of origin and rights therein, together with all goodwill associated with any of the foregoing (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets and confidential information; and (vi) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(uu)          “IRS” means the United States Internal Revenue Service or any successor thereto.

(vv)          “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the individuals set forth on Section 10.1(xx) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question.

(ww)          “Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or stock exchange listing requirement.

(xx)            “Legal Proceeding” means any claim, action, suit, charge, lawsuit, investigation, litigation, or other proceeding, hearing, audit, examination, investigation, arbitration, or mediation pending by or before any Governmental Authority, arbitrator, mediator or other tribunal.

(yy)          “Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal, preemptive right, community property interest, restriction on the voting of any security, restriction on the transfer of any security or other asset, or restriction on the possession, exercise or transfer of any other attribute of ownership of any asset or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute.

(zz)          “Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

(aaa)          “NASDAQ” means The Nasdaq Stock Market LLC.

(bbb)          “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(ccc)          “Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority that is binding on or applicable to such Person or its property.

(ddd)          “Parent Preferred Stockholder Approval” means the approval of the holders of a majority of the voting power of the outstanding shares of preferred stock of Parent (voting together as a single class and on an as-converted to common stock of Parent basis).

(eee)          “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising or incurred in the ordinary course of business consistent with past practice that are not yet delinquent; (iii) the interests of third Person lessors and sublessors of any leased properties entered into in the ordinary course of business consistent with past practice (to the extent the Company or its Subsidiary, as applicable, is not in default under such lease agreement), (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record), and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (vii) non-exclusive licenses of Intellectual Property made in the ordinary course of business consistent with past practice; (viii) statutory, common law or contractual liens of landlords under real property leases or (ix) liens, encumbrances and restrictions imposed on the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group.

(fff)          “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(ggg)       “Personal Data” means any data defined under applicable Law as “personal data,” “personal information,” or “personally identifiable information.”

(hhh)       “Public Warrants” has the meaning set forth in the Warrant Agreement.

(iii)           “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including domain name registrations and intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration, in each case, registered or subject to any application for registration with any Governmental Authority.

(jjj)          “Related Party” means the Company Related Parties or the Parent Related Parties, as applicable.

(kkk)        “Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

(lll)           “Representatives” means, with respect to a Person, its directors, officers, employees, agents, contractors, consultants, counsel, advisors, and other representatives.

(mmm)     “Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic region of Ukraine, and the so-called Luhansk People’s Republic region of Ukraine).

(nnn)       “Sanctioned Person” means any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (ii) any Person operating from, organized, or resident in, or a national of, a Sanctioned Country; (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) any Person that is directly or indirectly 50% or more owned (whether individually or in the aggregate) or controlled by, or acting for or on behalf of, any such Person or Persons described in (i)-(iii) above.

(ooo)       “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC and the U.S. Department of State and (ii) the United Nations Security Council, the European Union, any European Union member state and His Majesty’s Treasury of the United Kingdom.

(ppp)       “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

(qqq)       “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(rrr)          “Securities Act” means the Securities Act of 1933, as amended.

(sss)        “Service Provider” means any employee, officer, independent contractor, director or other service provider to the Company Group.

(ttt)          “Software” means all (a) computer programs, code, applications, APIs, HTML code, firmware, whether in Source Code or object code or machine readable form; and (b) all documentation and related to any of the foregoing, including user manuals and other training documentation.

(uuu)       “Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(vvv)       “Specified Person” means any director or executive officer of the Company, and any Person authorized on behalf of or directed by the Company, the Company Board or any director or executive officer of the Company (in their capacities as such) in connection with any of the activities restricted or limited by Section 5.2.

(www)     “Stockholders” means the holders of shares of Company Common Stock.

(xxx)         “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement following the Closing, the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent.

(yyy)       “Superior Proposal” means any bona fide Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel), that if consummated, would be more favorable, from a financial point of view, to the Stockholders (in their capacity as such) than the Merger taking into account (a) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination, and (b) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors shall include the legal, regulatory and financing aspects of the proposal (including certainty of, and timing of, closing), and the identity of the Person making the proposal. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” and “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and “50%” respectively.

(zzz)         “Tax” means any and all United States federal, state, local and non-United States taxes, tariffs, duties, assessments and similar governmental charges and impositions in the nature of taxes, however denominated (including, without limitation, all gross receipts, income, profits, sales, use, occupation, unemployment, value added, ad valorem, transfer, franchise, withholding, payroll, employment, branch, severance, environmental, excise, property and similar taxes), together with all interest, penalties and additions imposed with respect to such amounts, and whether disputed or not.

(aaaa)      “Tax Return” means any return, declaration, report, election, or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof or supplement thereto.

(bbbb)    “Trade Controls” means (i) all applicable trade, export control, import, human rights Laws and regulations, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs Laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30) and (ii) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country where the Company operates, except to the extent inconsistent with U.S. Law.

(cccc)      “Transaction Documents” means, collectively, the Confidentiality Agreement and any document or instrument delivered in connection with this Agreement or the Confidentiality Agreement.

(dddd)     “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock, or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Affiliates or Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Affiliates or Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Stockholders, in each case other than any Legal Proceedings solely among the Parties or their respective Affiliates, related to this Agreement, the Transaction Documents or the Merger.

(eeee)      “Warrant Agreement” means that certain Warrant Agreement, dated as of January 12, 2021, by and between Northern Genesis Acquisition Corp. II and Continental Stock Transfer & Trust Company, as amended by the Warrant Amendment.

(ffff)        “Willful Breach” means, with respect to any Party, a material breach or failure to perform that is the consequence of an act or omission of such party with the knowledge that such act or omission would, or would be reasonably expected to, cause a breach of this Agreement.

10.2            Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Agreement	Preamble
Alternative Acquisition Agreement	5.2(a)
Buyer Parties	Preamble
Bylaws	1.5(b)
Capitalization Date	3.2(a)
Certificate of Merger	1.2
Certificates	2.3(c)(i)

Term	Section Reference

Charter	1.5(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Board Recommendation	3.3(c)
Company Board Recommendation Change	5.2(c)(i)
Company Data	3.17(k)
Company Disclosure Letter	Article III
Company Financial Statements	3.5(c)
Company Indemnified Proceeding	6.8(b)
Company IT Systems	3.17(j)
Company Material Contracts	3.16(b)
Company Preferred Stock	3.2(a)
Company Related Parties	8.3(e)
Company SEC Reports	3.5(a)
Confidentiality Agreement	9.6
Court	7.2(e)
D&O Tail Policy 1	6.8(d)
D&O Tail Policy 2	6.8(d)
D&O Tail Policies	6.8(d)
Data Security Incident	3.17(k)
DGCL	Recitals
Dissenting Company Shares	2.1(c)(i)
District Court	1.3
DPA	4.13
DTC	2.3(d)
DTC Payment	2.3(d)
Effective Time	1.2
Electronic Delivery	9.15
Enforceability Limitations	3.3(a)
Event Notice Period	5.2(d)(i)(2)
Exchange Fund	2.3(b)
Hardy Proceeding	1.3
In-the-Money Company Option	2.2(a)(i)
Indemnified Persons	6.8(a)
Insurance Policies	3.20
Interim Period	5.1
Intervening Event	5.2(d)(i)
Labor Agreement	3.12(a)
Lease Agreement	3.16(a)(viii)
Leased Real Property	3.14(b)
Merger	Recitals
Merger Sub	Preamble
New Broker	6.8(c)
Notice Period	5.2(d)(ii)(3)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.8(c)
Owned Company Share	2.1(a)(iii)
Parent	Preamble

Term	Section Reference

Parent Disclosure Letter	Article IV
Parent Related Parties	8.3(e)
Party	Preamble
Payment Agent	2.3(a)
Per Share Price	2.1(a)(ii)
Performance RSUs	2.2(b)(iii)
Permits	3.10
Preliminary Approval	7.2(e)
Proxy Statement	6.3(a)
Recovery Costs	8.3(d)
Relevant Matters	9.11
Requisite Stockholder Approval	3.3(d)
Stockholder Meeting	6.4(a)
Surviving Corporation	1.1
Termination Date	8.1(c)
Uncertificated Shares	2.3(c)(i)
Uncertificated Warrants	2.3(c)(ii)
Union	3.12(a)
Unvested Company RSUs	2.2(b)(ii)
Vested Company RSUs	2.2(b)(i)
Vested In-the-Money Company Option	2.2(a)(i)
Voting and Support Agreement	Recitals
WARN Act	3.12(d)
Warrant Amendment	3.2(c)
Warrant Certificates	2.3(c)(ii)
Warrant Payment	2.2(e)

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

APPLIED INTUITION, INC.

By:	/s/ Qasar Younis
Name: Qasar Younis
Title: Chief Executive Officer

AZARA MERGER SUB, INC.

By:	/s/ Peter Ludwig
Name: Peter Ludwig
Title: President

EMBARK TECHNOLOGY, INC.

By:	/s/ Alex Rodrigues
Name: Alex Rodrigues
Title: Chief Executive Officer

Exhibit 4.1

AMENDMENT TO
WARRANT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), is made and entered into as of May 25, 2023, by and between Embark Technology, Inc. (formerly known as Northern Genesis Acquisition Corp. II), a Delaware corporation (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Warrant Agreement (as defined below).

WHEREAS, the Company and the Warrant Agent previously entered into that certain Warrant Agreement, dated as of January 12, 2021 (the “Existing Warrant Agreement”), pursuant to which (i) the Company issued the Public Warrants and the Private Placement Warrants, representing the right to purchase one share of Common Stock and (ii) the Company is entitled to issue Working Capital Warrants, Forward Purchase Warrants and Post IPO Warrants, none of which have been issued by the Company as of the date hereof;

WHEREAS, on August 16, 2022, the Company effected a reverse stock split of the Common Stock at the ratio of 1-for-20 and the Warrant Price to purchase one share of Common Stock was adjusted to $230.00;

WHEREAS, concurrently with the execution of this Amendment, the Company, Applied Intuition, Inc., a Delaware corporation (“Parent”) and Ave, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Merger Agreement provides that, upon completion of the Merger (i) each outstanding share of Common Stock will be cancelled and converted into the right to receive an amount of cash, without interest, equal to $2.88 per share and (ii) each outstanding Warrant will be cancelled and converted into a right to receive an amount in cash, without interest, equal to (A) the total number of shares of Common Stock underlying such Warrant multiplied by (B) the excess, if any, of (I) the Per Share Consideration over (II) the Warrant Price;

WHEREAS, pursuant to Section 9.8 of the Existing Warrant Agreement, the parties may amend the Existing Warrant Agreement without the consent of any registered holder for the purpose of, among other things, adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders; and

WHEREAS, the parties desire to amend certain provisions of the Existing Warrant Agreement that do not adversely affect the interests of the registered holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment of Existing Warrant Agreement. Effective as of the date of this Amendment, section 4.5 of the Existing Warrant Agreement is amended and restated in its entirety as follows:

“4.5. Reclassification, Reorganization, Merger, Consolidation, etc. In case of the occurrence of (i) any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1 or 4.2 or Section 4.3 hereof or that solely affects the par value of such shares of Common Stock), (ii) any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or (iii) any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved (clause (i), (ii) and (iii) each a “Corporate Event”), in which less than 100% of the consideration receivable by the holders of the Common Stock in such Corporate Event is payable in cash, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, further, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). In case of the occurrence of any Corporate Event in which 100% of the consideration receivable by the holders of the Common Stock in the Corporate Event is payable in cash, then immediately prior to the consummation of such Corporate Event, (i) the Warrant Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (A) the Warrant Price in effect prior to such reduction minus (B) (I) the Per Share Consideration minus (II) the Black-Scholes Warrant Value and (ii) immediately following (and after giving effect to) the reduction of the Warrant Price as set forth in the immediately preceding clause (i), and upon consummation of the Corporate Event, and without any action on the part of the Company or the Registered Holder, each Warrant that is outstanding and unexercised immediately prior to the consummation of such Corporate Event shall automatically be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (A) the total number of shares of Common Stock underlying such Warrant multiplied by (B) the excess, if any of (I) the Per Share Consideration over (II) the Warrant Price, subject to reduction for any applicable withholding or other taxes required by applicable law. The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the amount of cash per share of Common Stock, if any, plus the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1, then such adjustment shall be made pursuant to subsection 4.1 or Sections 4.2, 4.3 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.”

2.	Effect of Amendment. Except as specified in this Amendment, all terms and conditions of the Existing Warrant Agreement shall be binding on the parties hereto and shall remain in full force and effect.

3.	Representations and Warranties. Each of the Company and the Warrant Agent hereby represent and warrant to the other party as follows: (i) the representing party has all necessary corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by the representing party of this Amendment and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the representing party; and (iii) this Amendment has been duly and validly executed and delivered by the representing party and, assuming the due authorization, execution and delivery by the other party, constitutes (or will constitute) a legal, valid and binding obligation of the representing party, enforceable against the representing party in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

4.	Other Provisions. This Amendment hereby incorporates the provisions of Sections 9.1 (Successors), 9.2 (Notices), 9.3 (Applicable Law), 9.4 (Persons Having Rights Under this Agreement), 9.6 (Counterpart), 9.7 (Effect of Headings) and 9.10 (Severability) of the Existing Warrant Agreement as if fully set forth herein, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EMBARK TECHNOLOGY, INC.

/s/ Alex Rodrigues
Name: Alex Rodrigues
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

/s/ Douglas Reed
Name: Douglas Reed
Title: Vice President

[Signature Page to Amendment of Warrant Agreement]

Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of May 25, 2023, by and among Applied Intuition, Inc., a Delaware corporation (“Parent”), Embark Technology, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company signatory hereto (the “Supporting Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Azara Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Supporting Stockholder is the record owner of the number of shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) or Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”, together with the Class A Common Stock, the “Company Stock”) set forth on such Supporting Stockholder’s signature page hereto, being all of the shares of Company Stock owned of record by such Supporting Stockholder as of the date hereof (the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that the Supporting Stockholder may acquire record ownership of after the date hereof, the “Covered Shares”);

WHEREAS, the Transaction Committee of the Company Board (the “Special Committee”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth therein; (ii) approved and adopted the Merger Agreement; and (iii) resolved to recommend that the Company Board approve and adopt the Merger Agreement;

WHEREAS, the Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (iii) determined that this Agreement is advisable to, and in the best interests of, the Company and its stockholders and approved this Agreement; and (iv) resolved to recommend that the Stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Supporting Stockholder has agreed to enter into this Agreement with respect to his Covered Shares.

WHEREAS, the Supporting Stockholders are party to that certain Proxy Voting Agreement, dated as of November 10, 2021, among each of the Supporting Stockholders party hereto and the Company (the “Existing Proxy Agreement”) pursuant to which Alex Rodriguez is the current Proxyholder (as defined herein) for all of the Owned Shares of Brandon Moak and any shares of Company Class B Common Stock which Mr. Moak hereafter acquires, directly or indirectly, or for which Mr. Moak exercises voting or dispositive authority.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person; provided, however, that in no case shall the Company or any of its Subsidiaries be deemed to be an Affiliate of a Supporting Stockholder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as this Agreement shall be terminated pursuant to Section 13.17 hereof, or (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Proxyholder” shall mean the Proxyholder as such term is defined in the Existing Proxy Agreement.

“Transfer” shall mean (a) any direct or indirect sale, assignment, encumbrance, pledge, gift, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other Contract, with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition (whether by sale, liquidation, dissolution, dividend or distribution) or other transfer (by merger, consolidation, division, conversion, operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, except for the grant of a proxy to a director or officer of the Company in connection with any annual or special meeting of the stockholders, including as contemplated in Section 3.1 of this Agreement or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above (other than this Agreement).

“Voting Shares” shall mean the Covered Shares of all of the Supporting Stockholders party hereto.

2.             Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Supporting Stockholder agrees not to Transfer or cause or permit the Transfer of any of his Covered Shares, other than (a) with the prior written consent of Parent, or (b) to a Qualified Stockholder (as such term is defined in the Charter); provided, however, that in the case of clause (b), only if the transferee of such Covered Shares agrees in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Supporting Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. Each Supporting Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger.

3.             Agreement to Vote the Covered Shares.

3.1           Until the Expiration Time, at every meeting of the Stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and in connection with any action proposed to be taken by written consent of the Stockholders, each Supporting Stockholder shall (i) vote (including via proxy) all of the Covered Shares, (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of the Covered Shares), or deliver (or cause to be delivered) a written consent with respect to all of the Covered Shares and (ii) if applicable with respect to such Supporting Stockholder, vote (including via proxy) all of the other Voting Shares, (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of the other Voting Shares), or deliver (or cause to be delivered) a written consent with respect to all of the other Voting Shares:

(a)             in favor of the adoption of the Merger Agreement; and

(b)             against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date, (ii) any Acquisition Proposal or (iii) any reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

3.2           Until the Expiration Time, at every meeting of the Stockholders (and at every adjournment or postponement thereof), each Supporting Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Voting Shares to be counted as present for purposes of establishing a quorum.

3.3           Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time, a Governmental Authority of competent jurisdiction enters an Order restraining, enjoining or otherwise prohibiting a Supporting Stockholder from taking any action pursuant to Section 3.1 or Section 3.2 of this Agreement, then the obligations of such Supporting Stockholder set forth in Section 3.1 or Section 3.2 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Supporting Stockholder from taking any such action.

3.4           For the avoidance of doubt, nothing in this Agreement shall require a Supporting Stockholder to, if applicable, vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (a) decreases the Per Share Price or changes the form of the consideration payable to the Stockholders pursuant to the Merger or would otherwise be adverse to the Stockholders; (b) imposes any material restrictions or any additional material conditions on the Stockholders or is otherwise adverse to the Stockholders; or (c) extends the Termination Date. Except as expressly set forth in this Section 3, no Supporting Stockholder shall, if applicable, be restricted from voting in any manner with respect to any other matters presented or submitted to the Stockholders.

4.             Waiver of Appraisal Rights. Each Supporting Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of his Covered Shares. In addition, each Supporting Stockholder hereby agrees not to commence or participate as a plaintiff in or voluntarily aid any class action or other legal action (including any related settlement), derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Special Committee, the Company Board or any officer of the Company or other Stockholder in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby or, with respect to Parent, claims related to any such alleged breach. No Supporting Stockholder shall knowingly take any action that would (i) make any representation or warranty contained herein untrue or incorrect or (ii) reasonably be expected to have the effect of impairing the ability of such Supporting Stockholder to perform his obligations under this Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Merger Agreement; provided that nothing contained in this sentence shall be construed to prohibit any Supporting Stockholder in his capacity as a director of the Company (if applicable) from exercising his or her fiduciary duties under applicable Law.

5.             Documents and Information. Each Supporting Stockholder consents to and hereby authorizes the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company and Parent reasonably determine to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Supporting Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of such Supporting Stockholder’s commitments and obligations under this Agreement, and each Supporting Stockholder acknowledges that the Company may, in the discretion of Parent and the Company, file this Agreement or a form hereof with the SEC or any other Governmental Authority.

6.             Intentionally omitted.

7.             Proxy Statement; SEC Filings and Schedule 13D.

(a)             Each Supporting Stockholder will provide information reasonably requested by the Company or Parent in connection with the preparation of any SEC filing Parent or the Company is required to make in connection with the Merger (including any amendment or supplement thereto, the “SEC Filings”). To the knowledge of each Supporting Stockholder, the information supplied by such Supporting Stockholder for inclusion or incorporation by reference in the Proxy Statement, or any SEC Filing will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Within ten (10) days following the execution of this Agreement, each Supporting Stockholder shall, to the extent required under applicable securities Laws, file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to this Agreement and the transactions contemplated hereby. To the extent such Supporting Stockholder is required to file Schedule 13Ds under applicable securities Laws, such Supporting Stockholder shall (A) provide Parent and the Company and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by Parent and the Company, their counsel and their other Representatives.

(b)             Each Supporting Stockholder will use its commercially reasonable efforts to furnish all information concerning such Supporting Stockholder and his controlled Affiliates to Parent and the Company that is reasonably necessary for the preparation and filing of the Proxy Statement, the SEC Filings and, if applicable, the Schedule 13Ds, and provide such other assistance, as may be reasonably requested by Parent or the Company to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement, the SEC Filings and, if applicable, the Schedule 13Ds, and the resolution of any comments to either received from the SEC.

8.             Fiduciary Duties. Each Supporting Stockholder is entering into this Agreement solely in his capacity as the record holder of his Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by a Supporting Stockholder or his Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or in his capacity as a director, officer or employee of the Company or any of its Affiliates. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

9.             Representations and Warranties of each Supporting Stockholder. Each Supporting Stockholder, as to himself only, hereby represents and warrant to Parent and the Company as follows:

9.1           Due Authority. The Supporting Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Supporting Stockholder and constitutes a valid and binding obligation of the Supporting Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

9.2           Ownership of the Covered Shares. (a) The Supporting Stockholder is, as of the date hereof, the record owner of the Supporting Stockholder’s Covered Shares, all of which are free and clear of any liens, other than those created by this Agreement, the Merger Agreement, or the organizational documents of the Company, or arising under applicable securities Laws, and (b) if the Supporting Stockholder is the Proxyholder, such Supporting Stockholder has sole or, with an Affiliate of such Supporting Stockholder, shared voting power over all of the Voting Shares. The Supporting Stockholder has not entered into any agreement to Transfer any Covered Shares (other than this Agreement) and no Person (other than the Supporting Stockholder and any Person under the control of the Supporting Stockholder) has a right to acquire any of the Covered Shares held by the Supporting Stockholder. As of the date hereof, the Supporting Stockholder does not own of record any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares. Other than the Owned Shares, the Company Options and Company RSUs set forth on the signature page hereto, the Supporting Stockholder does not own any other securities of the Company or rights to acquire securities of the Company.

9.3           No Conflict; Consents.

(a)             The execution and delivery of this Agreement by the Supporting Stockholder does not, and the performance by the Supporting Stockholder of its, his or her obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Supporting Stockholder, or (ii) result in any breach of or constitute a default under any Contract or obligation to which the Supporting Stockholder is a party or by which the Supporting Stockholder is subject, other than those created by this Agreement, in the case of each of clauses (i) and (ii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of the Supporting Stockholder to perform his obligations under this Agreement.

(b)             Except for the Schedule 13Ds (if applicable), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Supporting Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Supporting Stockholder of the transactions contemplated hereby.

9.4           Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Supporting Stockholder, threatened against or affecting such Supporting Stockholder that would reasonably be expected to materially impair the ability of the Supporting Stockholder to perform his obligations under this Agreement.

9.5           Reliance. The Supporting Stockholder has (i) received a copy of the Merger Agreement and this Agreement, (ii) had the opportunity to carefully read each such agreement, (iii) been represented by or had the opportunity to be represented by independent counsel of its own choosing and (iv) had the right and opportunity to consult with its attorney, and to the extent, if any, that the Supporting Stockholder desired, the Supporting Stockholder availed itself of such right and opportunity. The Supporting Stockholder (individually and on behalf of its Affiliates and each of their respective Representatives) hereby agrees and acknowledges that, in entering into this Agreement and agreeing to consummate the transactions contemplated hereby, the Supporting Stockholder, its Affiliates (other than the Company and its Subsidiaries) and each of their respective Representatives are relying solely on the representations and warranties of Parent set forth in Section 11 of this Agreement and are not relying on any other representation, warranty, statement or material.

10.           Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and the Supporting Stockholders that:

10.1          Due Authority. The Company has the full power and authority to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Sections 9.3(b) and 11.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

10.2          No Conflict; Consents.

(a)             The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Company, (ii) result in any breach of or constitute a default under any Contract or obligation to which the Company is a party or by which the Company is subject, other than those created by this Agreement, or (iii) violate or conflict with any provision of the organizational documents of the Company, in the case of each of clauses (i) through (iii) except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement.

(b)             No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

11.           Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and the Supporting Stockholders that:

11.1          Due Authority. Parent has the full power and authority to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Sections 9.3(b) and 10.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

11.2          No Conflict; Consents.

(a)             The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, other than those created by this Agreement, or (iii) violate or conflict with any provision of the organizational documents of Parent, in the case of each of clauses (i) through (iii) except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b)             No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

12.           General Waiver and Release. As partial consideration for the right to participate in the Merger as a Stockholder and receive the Per Share Price, each Supporting Stockholder, on behalf of himself and any of his heirs, executors and beneficiaries, as applicable (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company Group and their respective Affiliates (including Parent, the Company and the Surviving Corporation, after the Closing), each of their respective officers, directors, equityholders, employees, partners, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing (collectively, the “Company Released Parties”), from any and all claims, obligations, liabilities, charges, demands and causes of action of every kind and character, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, which any Releasor now has, ever had or may have against or with the Company Released Parties, or any of them, in any capacity, whether directly or derivatively through another Person, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing, relating to such Supporting Stockholder’s relationship as an equityholder of, or, if applicable, service provider to, the Company Group and agrees not to bring or threaten to bring or otherwise join in any action against the Company Released Parties, or any of them, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing relating to such Supporting Stockholder’s relationship as an equityholder of, or, if applicable, service provider to, the Company Group; provided, however, that to the extent applicable to each Supporting Stockholder, the claims, obligations, liabilities, charges, demands and causes of action released pursuant to this Section 12 (collectively, the “Released Claims”) does not apply to the following: (i) salary, bonus, severance or other compensation and vacation that is accrued and earned by such Supporting Stockholder but unpaid by any Group Company at the Closing (including, for avoidance of doubt, any such compensation as may become due and payable as a result of the transactions contemplated by the Merger Agreement); (ii) any unreimbursed travel or other expenses and advances that are reimbursable under the current policies of the Company Group; (iii) any benefits that are accrued, vested and earned but unpaid at the Closing under any employee benefit plan of the Company Group or any rights under health insurance plans or retirement plans sponsored by any Group Company; (iv) any rights to indemnification, exculpation and/or advancement of expenses pursuant to the organizational documents of the Company and its Subsidiaries, indemnification agreements with the Company or its Subsidiaries or any directors’ and officers’ liability insurance policies with respect to actions taken or not taken by such Supporting Stockholder in his capacity as an officer or director; (v) any rights of such Supporting Stockholder’s Releasors under this Agreement, the Merger Agreement and/or the Merger or (vi) any rights that cannot be released under applicable Law. Without limiting the foregoing, each Supporting Stockholder, on behalf of himself and each of his Releasors, understands and agrees that the claims released in this Section 12 include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands and causes of action of every kind and character that would otherwise come within the scope of the Released Claims and such Supporting Stockholder, on behalf of himself and each of his Releasors, knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows (“Section 1542”):

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Supporting Stockholder, on behalf of himself and each of his Releasors, understands that Section 1542, or an analogous Law of any other jurisdiction, gives such Supporting Stockholder the right not to release existing claims of which such Supporting Stockholder is not aware, unless such Supporting Stockholder voluntarily chooses to waive this right. Having been so apprised, each Supporting Stockholder, on behalf of himself and each of his Releasors, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other analogous Law, and elects to assume all risks for claims that exist or existed in his, her or its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 12, in each case, effective at the Closing (except to the extent of any claims which are specifically excluded from Released Claims as set forth in Section 12 above). Each Supporting Stockholder, on behalf of himself and each of his Releasors, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 12 and that, without such waiver, Parent and the Company would not have agreed to the terms of this Agreement.

13.           Miscellaneous.

13.1          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Supporting Stockholder, and Parent shall have no authority to direct any Supporting Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

13.2          Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock”, “Covered Shares” and “Voting Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13.3          Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of all of the parties hereto.

13.4          Expenses. All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

13.5          Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) subject to the below, immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)             if to a Supporting Stockholder, to the relevant address listed on the Supporting Stockholder’s signature page hereto.

(b)             if to Parent or the Surviving Corporation, to:

Applied Intuition, Inc.

145 E. Dana Street

Mountain View, CA 94041

Attn: Legal Department

Email: legal@applied.co

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 Marshall Street, Redwood City, CA 94063
Attn:	Caine T. Moss
Micheal Reagan
Justin Smith
Matthew Baudler
Email:	cmoss@goodwinlaw.com
mreagan@goodwinlaw.com
justinsmith@goodwinlaw.com
mbaudler@goodwinlaw.com

(c)             if to the Company (prior to the Effective Time), to:

Embark Technology, Inc.
424 Townsend Street
San Francisco, CA 94107
Attn:	Alex Rodrigues
Siddhartha Venkatesan
Email:	alex@embarktrucks.com
sid@embarktrucks.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
One Market Street, Spear Tower, Suite 3300
San Francisco, California 94105
Attention:	Rob Ishii
Rich Mullen
Email:	rishii@wsgr.com
rich.mullen@wsgr.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., Prevailing Pacific Time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., Prevailing Pacific Time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or email address through a notice given in accordance with this Section 13.5.

13.6          Enforcement; Exclusive Jurisdiction.

(a)             The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)             In addition, each of the parties (i) consents to submit itself, himself or herself, and hereby submits itself, himself or herself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 13.5.

13.7          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.8          Further Assurances. Each Supporting Stockholder agrees, from time to time, at the reasonable request of Parent or the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

13.9          Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

13.10        Reliance. Each Supporting Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Supporting Stockholder’s execution and delivery of this Agreement.

13.11        Interpretation.

(a)             When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule, such reference is to a Schedule to this Agreement, as applicable, unless otherwise indicated.

(b)             When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless the context otherwise requires, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” and terms or phrases of similar import means “the date of this Agreement.”

(c)             The word “or” shall not be exclusive.

(d)             The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(e)             When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)             The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(g)             When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)             A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(i)             All accounting terms used but not specifically defined herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(j)             The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(k)             The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(l)             No summary of this Agreement or any Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Schedule.

(m)             References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

13.12        Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. No assignment by any party will relieve such party of any of its obligations hereunder.

13.13        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.14        Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.15        Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

13.16        Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.

13.17        Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest of (i) the Expiration Time and (ii) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Per Share Price, changes the form of the consideration payable to the Stockholders pursuant to the Merger, imposes any material restrictions or any additional material conditions or is otherwise adverse to the Stockholders; provided that the provisions of this Section 13 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

APPLIED INTUITION, INC.

By:	/s/ Qasar Younis
Name: Qasar Younis
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EMBARK TECHNOLOGY, INC.

By:	/s/ Alex Rodrigues
Name: Alex Rodrigues
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ALEX RODRIGEUS

By:	/s/ Alex Rodrigues
Address: [***] Email: [***]

Class A Common Stock:________

Class B Common Stock: _2,501,716

Company Options:____________

Company RSUs:______________

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BRANDON MOAK

By:	/s/ Brandon Moak
Address: [***] Email: [***]

Class A Common Stock:________

Class B Common Stock:  1,852,232

Company Options:____________

Company RSUs:______________

Exhibit 10.2

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of May 25, 2023, by and among Applied Intuition, Inc., a Delaware corporation (“Parent”), Embark Technology, Inc., a Delaware corporation (the “Company”), and the stockholder of the Company signatory hereto (the “Supporting Stockholder”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Azara Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, the Supporting Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) or Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”, together with the Class A Common Stock, the “Company Stock”) set forth on the signature page hereto, being all of the shares of Company Stock owned of record or beneficially by the Supporting Stockholder as of the date hereof (the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that the Supporting Stockholder may acquire record and/or beneficial ownership of after the date hereof, the “Covered Shares”);

WHEREAS, the Transaction Committee of the Company Board (the “Special Committee”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth therein; (ii) approved and adopted the Merger Agreement; and (iii) resolved to recommend that the Company Board approve and adopt the Merger Agreement;

WHEREAS, the Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (iii) determined that this Agreement is advisable to, and in the best interests of, the Company and its stockholders and approved this Agreement; and (iv) resolved to recommend that the Stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, the Supporting Stockholder has agreed to enter into this Agreement with respect to the Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person; provided, however, that in no case shall the Company or any of its Subsidiaries be deemed to be an Affiliate of the Supporting Stockholder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as this Agreement shall be terminated pursuant to Section 13.17 hereof, or (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect sale, assignment, encumbrance, pledge, gift, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other Contract, with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition (whether by sale, liquidation, dissolution, dividend or distribution) or other transfer (by merger, consolidation, division, conversion, operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, except for the grant of a proxy to a director or officer of the Company in connection with any annual or special meeting of the stockholders, including as contemplated in Section 3.1 of this Agreement or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above (other than this Agreement).

2.             Agreement to Not Transfer the Covered Shares. Until the Expiration Time, the Supporting Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than (a) with the prior written consent of Parent, (b) to any other Stockholder or any Affiliate of any such Stockholder, (c) to any beneficial owner of the Supporting Stockholder, (d) by operation of Law or by will, intestacy or other similar applicable Law upon the Supporting Stockholder’s death, (e) to any Person if and to the extent required by any non-consensual Order, or by divorce decree, (f) in connection with bona fide estate planning purposes to or for the benefit of the Supporting Stockholder’s Affiliates or immediate family members (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild) or (g) to a charitable organization, including donor advised funds; provided, however, that in the case of clauses (b) through (g), only if the transferee of such Covered Shares agrees in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Supporting Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. The Supporting Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger.

3.             Agreement to Vote the Covered Shares.

3.1           Until the Expiration Time, at every meeting of the Stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and in connection with any action proposed to be taken by written consent of the Stockholders, the Supporting Stockholder shall vote (including via proxy) all of the Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of the Covered Shares), or deliver (or cause to be delivered) a written consent with respect to all of the Covered Shares:

(a)             in favor of the adoption of the Merger Agreement; and

(b)             against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date, (ii) any Acquisition Proposal or (iii) any reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

3.2           Until the Expiration Time, at every meeting of the Stockholders (and at every adjournment or postponement thereof), the Supporting Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3           Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time, a Governmental Authority of competent jurisdiction enters an Order restraining, enjoining or otherwise prohibiting the Supporting Stockholder from taking any action pursuant to Section 3.1 or Section 3.2 of this Agreement, then the obligations of the Supporting Stockholder set forth in Section 3.1 or Section 3.2 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits the Supporting Stockholder from taking any such action.

3.4           For the avoidance of doubt, nothing in this Agreement shall require the Supporting Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (a) decreases the Per Share Price or changes the form of the consideration payable to the Stockholders pursuant to the Merger or would otherwise be adverse to the Stockholders; (b) imposes any material restrictions or any additional material conditions on the Stockholders or is otherwise adverse to the Stockholders; or (c) extends the Termination Date. Except as expressly set forth in this Section 3, the Supporting Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the Stockholders.

4.             Waiver of Appraisal Rights. The Supporting Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of the Covered Shares. In addition, the Supporting Stockholder hereby agrees not to commence or participate as a plaintiff in or voluntarily aid any class action or other legal action (including any related settlement), derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Special Committee, the Company Board or any officer of the Company or other Stockholder in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby or, with respect to Parent, claims related to any such alleged breach. The Supporting Stockholder shall not knowingly take any action that would (i) make any representation or warranty contained herein untrue or incorrect or (ii) reasonably be expected to have the effect of impairing the ability of the Supporting Stockholder to perform its, his, or her obligations under this Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Merger Agreement; provided that nothing contained in this sentence shall be construed to prohibit any Supporting Stockholder in his or her capacity as a director of the Company (if applicable) from exercising his or her fiduciary duties under applicable Law.

5.             Document and Information. The Supporting Stockholder shall not, and shall direct its Affiliated and Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent, except as may be required by Law (provided that reasonable notice of any such disclosure will be provided to Parent and the Company by the Supporting Stockholder, and the Supporting Stockholder will consider in good faith the reasonable comments of Parent and/or the Company with respect to such disclosure and otherwise cooperate with Parent and/or the Company in obtaining confidential treatment with respect to such disclosure if requested by Parent and/or the Company). The Supporting Stockholder consents to and hereby authorizes the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company and Parent reasonably determine to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Supporting Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Supporting Stockholder’s commitments and obligations under this Agreement, and the Supporting Stockholder acknowledges that the Company may, in the discretion of Parent and the Company, file this Agreement or a form hereof with the SEC or any other Governmental Authority.

6.             No Solicitation.

6.1           No Solicitation or Negotiation. Each Supporting Stockholder shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, (a) solicit, initiate, or propose the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) furnish to any Person (other than to Parent and its Affiliates and their respective Representatives) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent and its Affiliates and their respective Representatives), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (c) participate or engage in, or knowingly facilitate, discussions or negotiations with any Person with respect to an Acquisition Proposal or with respect to any inquiries from any Person relating to the making of an Acquisition Proposal, (d) approve, endorse, or recommend any proposal that constitutes, or could reasonably expected to lead to, an Acquisition Proposal, (e) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, or (f) authorize, propose or commit to do any of the foregoing. Notwithstanding anything to the contrary in this Section 6.1, each Supporting Stockholder may engage in such activities solely to the extent that the Company is permitted to engage in such activities pursuant to Section 5.2 of the Merger Agreement.

6.2           Notice. From the date of this Agreement until the earlier to occur of the termination of the Merger Agreement pursuant to Article VIII thereof and the Effective Time, each Supporting Stockholder shall promptly (and, in any event, within 24 hours) notify Parent in writing of (i) any Acquisition Proposal that is received by such Supporting Stockholder or any of its Affiliates or Representatives or (ii) any non-public information requested from, or if any discussions or negotiations are sought to be initiated or continued with, such Supporting Stockholder or any of its Affiliates or Representatives with respect to an Acquisition Proposal. Such notice must include (A) the identity of the Person or “group” of Persons making such Acquisition Proposal; and (B) a copy of the written Acquisition Proposal (or if oral, a summary of the material terms and conditions of such Acquisition Proposal received from such Person or “group”). Thereafter, such Supporting Stockholder must keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of any material development with regard to or material amendment of such proposal or request), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements, documents or other written materials submitted in connection therewith. Notwithstanding the foregoing, each Supporting Stockholder shall not be required to notify Parent of any discussions or negotiations to the extent the Company has notified Parent thereof.

7.             Proxy Statement; SEC Filings and Schedule 13D.

(a)             The Supporting Stockholder will provide information reasonably requested by the Company or Parent in connection with the preparation of any SEC filing Parent or the Company is required to make in connection with the Merger (including any amendment or supplement thereto, the “SEC Filings”). To the knowledge of the Supporting Stockholder, the information supplied by the Supporting Stockholder for inclusion or incorporation by reference in the Proxy Statement, or any SEC Filing will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Within ten (10) days following the execution of this Agreement, the Supporting Stockholder shall file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to this Agreement and the transactions contemplated hereby. The Supporting Stockholder shall (A) provide Parent and the Company and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by Parent and the Company, their counsel and their other Representatives.

(b)             The Supporting Stockholder will use its commercially reasonable efforts to furnish all information concerning the Supporting Stockholder and its controlled Affiliates to Parent and the Company that is reasonably necessary for the preparation and filing of the Proxy Statement, the SEC Filings and the Schedule 13Ds, and provide such other assistance, as may be reasonably requested by Parent or the Company to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement, the SEC Filings and the Schedule 13Ds, and the resolution of any comments to either received from the SEC.

8.             Fiduciary Duties. The Supporting Stockholder is entering into this Agreement solely in its, his or her capacity as the record holder or beneficial owner of the Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by the Supporting Stockholder or its, his or her Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

9.             Representations and Warranties of the Supporting Stockholder. The Supporting Stockholder hereby represents and warrants to Parent and the Company as follows:

9.1           Due Authority. The Supporting Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. To the extent the Supporting Stockholder is not an individual, the Supporting Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Supporting Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Sections 10.2(b) and 11.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Supporting Stockholder and constitutes a valid and binding obligation of the Supporting Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

9.2           Ownership of the Covered Shares. (a) The Supporting Stockholder is, as of the date hereof, the beneficial and/or record owner of the Supporting Stockholder’s Covered Shares, all of which are free and clear of any liens, other than those created by this Agreement, the Merger Agreement, or the organizational documents of the Company, or arising under applicable securities Laws, and (b) the Supporting Stockholder has sole or, with an Affiliate of the Supporting Stockholder, shared voting power over all of the Covered Shares beneficially owned by the Supporting Stockholder. The Supporting Stockholder has not entered into any agreement to Transfer any Covered Shares (other than this Agreement) and no Person (other than the Supporting Stockholder and any Person under the control of the Supporting Stockholder) has a right to acquire any of the Covered Shares held by the Supporting Stockholder. As of the date hereof, the Supporting Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares. Other than the Owned Shares, the Company Options and Company RSUs set forth on the signature page hereto, the Supporting Stockholder does not beneficially own any other securities of the Company or rights to acquire securities of the Company.

9.3           No Conflict; Consents.

(a)             The execution and delivery of this Agreement by the Supporting Stockholder does not, and the performance by the Supporting Stockholder of its, his or her obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Supporting Stockholder, (ii) result in any breach of or constitute a default under any Contract or obligation to which the Supporting Stockholder is a party or by which the Supporting Stockholder is subject, other than those created by this Agreement, or (iii) to the extent the Supporting Stockholder is not an individual, violate or conflict with any provision of the organizational documents of the Supporting Stockholder, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of the Supporting Stockholder to perform its, his or her obligations under this Agreement.

(b)             Except for the Schedule 13Ds, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Supporting Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Supporting Stockholder of the transactions contemplated hereby.

9.4           Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Supporting Stockholder, threatened against or affecting such Supporting Stockholder that would reasonably be expected to materially impair the ability of the Supporting Stockholder to perform its, his or her obligations under this Agreement.

9.5           Reliance. The Supporting Stockholder has (i) received a copy of the Merger Agreement and this Agreement, (ii) had the opportunity to carefully read each such agreement, (iii) been represented by or had the opportunity to be represented by independent counsel of its own choosing and (iv) had the right and opportunity to consult with its attorney, and to the extent, if any, that the Supporting Stockholder desired, the Supporting Stockholder availed itself of such right and opportunity. The Supporting Stockholder (individually and on behalf of its Affiliates and each of their respective Representatives) hereby agrees and acknowledges that, in entering into this Agreement and agreeing to consummate the transactions contemplated hereby, the Supporting Stockholder, its Affiliates (other than the Company and its Subsidiaries) and each of their respective Representatives are relying solely on the representations and warranties of Parent set forth in Section 10 of this Agreement and are not relying on any other representation, warranty, statement or material.

10.           Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and the Supporting Stockholder that:

10.1         Due Authority. The Company has the full power and authority to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Sections 9.3(b) and 11.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

10.2         No Conflict; Consents.

(a)             The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Company, (ii) result in any breach of or constitute a default under any Contract or obligation to which the Company is a party or by which the Company is subject, other than those created by this Agreement, or (iii) violate or conflict with any provision of the organizational documents of the Company, in the case of each of clauses (i) through (iii) except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement.

(b)             No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

11.           Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and the Supporting Stockholder that:

11.1         Due Authority. Parent has the full power and authority to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Sections 9.3(b) and 10.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

11.2         No Conflict; Consents.

(a)             The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, other than those created by this Agreement, or (iii) violate or conflict with any provision of the organizational documents of Parent, in the case of each of clauses (i) through (iii) except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b)             No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

12.           General Waiver and Release. As partial consideration for the right to participate in the Merger as a Stockholder and receive the Per Share Price, the Supporting Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, equityholders, partners, trustees, successors, assigns and controlled Affiliates, as applicable (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company Group and their respective Affiliates (including Parent, the Company and the Surviving Corporation, after the Closing), each of their respective officers, directors, equityholders, employees, partners, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing (collectively, the “Company Released Parties”), from any and all claims, obligations, liabilities, charges, demands and causes of action of every kind and character, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, which any Releasor now has, ever had or may have against or with the Company Released Parties, or any of them, in any capacity, whether directly or derivatively through another Person, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing, relating to the Supporting Stockholder’s relationship as an equityholder of, or, if applicable, service provider to, the Company Group and agrees not to bring or threaten to bring or otherwise join in any action against the Company Released Parties, or any of them, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing relating to the Supporting Stockholder’s relationship as an equityholder of, or, if applicable, service provider to, the Company Group; provided, however, that to the extent applicable to each Releasor, the claims, obligations, liabilities, charges, demands and causes of action released pursuant to this Section 12 (collectively, the “Released Claims”) does not apply to the following: (i) salary, bonus, severance or other compensation and vacation that is accrued and earned by the Supporting Stockholder but unpaid by any Group Company at the Closing (including, for avoidance of doubt, any such compensation as may become due and payable as a result of the transactions contemplated by the Merger Agreement); (ii) any unreimbursed travel or other expenses and advances that are reimbursable under the current policies of the Company Group; (iii) any benefits that are accrued, vested and earned but unpaid at the Closing under any employee benefit plan of the Company Group or any rights under health insurance plans or retirement plans sponsored by any Group Company; (iv) any rights to indemnification, exculpation and/or advancement of expenses pursuant to the organizational documents of the Company and its Subsidiaries, indemnification agreements with the Company or its Subsidiaries or any directors’ and officers’ liability insurance policies with respect to actions taken or not taken by such Releasor in his or her capacity as an officer or director; (v) any rights of the Releasors under this Agreement, the Merger Agreement and/or the Merger or (vi) any rights that cannot be released under applicable Law. Without limiting the foregoing, the Supporting Stockholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this Section 12 include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands and causes of action of every kind and character that would otherwise come within the scope of the Released Claims and the Supporting Stockholder, on behalf of itself and each Releasor, knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows (“Section 1542”):

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Supporting Stockholder, on behalf of itself and each Releasor, understands that Section 1542, or an analogous Law of any other jurisdiction, gives the Supporting Stockholder the right not to release existing claims of which the Supporting Stockholder is not aware, unless the Supporting Stockholder voluntarily chooses to waive this right. Having been so apprised, the Supporting Stockholder, on behalf of itself and each Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other analogous Law, and elects to assume all risks for claims that exist or existed in his, her or its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 12, in each case, effective at the Closing (except to the extent of any claims which are specifically excluded from Released Claims as set forth in Section 12 above). The Supporting Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 12 and that, without such waiver, Parent and the Company would not have agreed to the terms of this Agreement.

13.           Miscellaneous.

13.1         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Supporting Stockholder, and Parent shall have no authority to direct any Supporting Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

13.2         Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13.3         Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of all of the parties hereto.

13.4         Expenses. All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

13.5         Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) subject to the below, immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)             if to a Supporting Stockholder, to the relevant address listed on the Supporting Stockholder’s signature page hereto.

(b)             if to Parent or the Surviving Corporation, to:

Applied Intuition, Inc.

145 E. Dana Street

Mountain View. CA 94041

Attn: Legal Department

Email: legal@applied.co

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 Marshall Street, Redwood City, CA 94063
Attn:	Caine T. Moss
Micheal Reagan
Justin Smith
Matthew Baudler
Email:	cmoss@goodwinlaw.com
mreagan@goodwinlaw.com
justinsmith@goodwinlaw.com
mbaudler@goodwinlaw.com

(c)             if to the Company (prior to the Effective Time), to:

Embark Technology, Inc.
424 Townsend Street
San Francisco, CA 94107
Attn:	Alex Rodrigues
Siddhartha Venkatesan
Email:	alex@embarktrucks.com
sid@embarktrucks.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
One Market Street, Spear Tower, Suite 3300
San Francisco, California 94105
Attention:	Rob Ishii
Rich Mullen
Email:	rishii@wsgr.com
rich.mullen@wsgr.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., Prevailing Pacific Time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., Prevailing Pacific Time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or email address through a notice given in accordance with this Section 13.5.

13.6         Enforcement; Exclusive Jurisdiction.

(a)             The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)             In addition, each of the parties (i) consents to submit itself, himself or herself, and hereby submits itself, himself or herself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 13.5.

13.7         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.8         Further Assurances. The Supporting Stockholder agrees, from time to time, at the reasonable request of Parent or the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

13.9         Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

13.10        Reliance. The Supporting Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Supporting Stockholder’s execution and delivery of this Agreement.

13.11        Interpretation.

(a)             When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule, such reference is to a Schedule to this Agreement, as applicable, unless otherwise indicated.

(b)             When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless the context otherwise requires, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” and terms or phrases of similar import means “the date of this Agreement.”

(c)             The word “or” shall not be exclusive.

(d)             The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(e)             When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)             The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(g)             When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)             A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(i)             All accounting terms used but not specifically defined herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(j)             The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(k)             The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(l)             No summary of this Agreement or any Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Schedule.

(m)             References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

13.12        Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. No assignment by any party will relieve such party of any of its obligations hereunder.

13.13        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.14        Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.15        Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

13.16        Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.

13.17        Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest of (i) the Expiration Time and (ii) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Per Share Price, changes the form of the consideration payable to the Stockholders pursuant to the Merger, imposes any material restrictions or any additional material conditions or is otherwise adverse to the Stockholders; provided that the provisions of this Section 13 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

APPLIED INTUITION, INC.

By:	/s/ Qasar Younis
Name: Qasar Younis
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EMBARK TECHNOLOGY, INC.

By:	/s/ Alex Rodrigues
Name: Alex Rodrigues
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P.
By: SC U.S. GROWTH VII MANAGEMENT, L.P., Its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	933,966

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P.
By: SC U.S. GROWTH VII MANAGEMENT, L.P., Its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	55,342

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. VENTURE FUND XV, L.P.
By: SC U.S. VENTURE XV MANAGEMENT, L.P., its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	1,281,580

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), L.P.
By: SC U.S. VENTURE XV MANAGEMENT, L.P., its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	77,130

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV, L.P.
By: SC U.S. VENTURE XV MANAGEMENT, L.P., its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	27,704

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, L.P.
By: SC U.S. VENTURE XV MANAGEMENT, L.P., its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	281,482

Class B Common Stock:

Company Options:

Company RSUs:

Exhibit 99.1

Applied Intuition, Inc. to Acquire Embark Technology, Inc. to Enhance Its Products for Autonomous Vehicle Development

Mountain View, Calif., May 25, 2023 -- Applied Intuition, Inc., a tooling and software provider for autonomous vehicle development, and Embark Technology, Inc. (NASDAQ: EMBK), an autonomous trucking software company, today announced that the companies have entered into a definitive merger agreement. Under the agreement, Applied will acquire Embark in an all-cash transaction with an equity value of approximately $71 million.

Founded in 2016, Embark has built a robust autonomous software stack that uses machine learning methodologies for perception while relying on a safety-redundant compute system. Embark also developed a custom-built hardware platform optimized for autonomy and has performed extensive real-world testing and system deployment, with over 1.5 million miles of autonomous operations conducted on highways.

Applied aims to integrate Embark’s internal tools, data, and software assets to further improve its offerings for customers in the trucking and automotive industries. Embark plans to retire its fleet of test vehicles as part of the transaction. Key Embark employees are expected to remain to support Applied and expand the company’s suite of product offerings.

“We are excited to acquire Embark,” said Qasar Younis, Co-Founder and CEO of Applied Intuition. “This acquisition should enable us to advance our products and solve more specific, complex challenges for our customers. We respect the work Embark has accomplished in the autonomous vehicle industry and look forward to leveraging their expertise to better serve our global customer base.”

“Today marks an exciting, new chapter for Embark,” said Alex Rodrigues, Co-Founder and CEO of Embark. “I would like to thank all past and present employees for their contributions over the past seven years. I appreciate everything they have done for the company, and I cannot wait to see where Applied takes the technology we have built.”

Under the terms of the agreement, which has been approved unanimously by the boards of directors of both companies, Embark shareholders will receive $2.88 per share in cash. The agreement comes after Embark’s March 3, 2023 announcement that it was engaging in a process to explore, review, and evaluate a range of potential strategic alternatives.

The transaction is expected to close in Q3 2023 and is subject to approval by Embark shareholders and other customary closing conditions. Upon completion of the transaction, Embark shares and warrants will cease trading on NASDAQ, and Embark will become a privately held company.

Advisors

Goodwin Procter LLP is serving as legal counsel to Applied Intuition. Evercore is serving as financial advisor and Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal counsel to Embark and its Transaction Committee. Houlihan Lokey provided additional financial advisory services to Embark’s Transaction Committee.

About Applied Intuition

Applied Intuition’s mission is to accelerate the world’s adoption of safe and intelligent machines. The company’s software solutions make it faster, safer, and easier to bring autonomous systems to market. Autonomy programs across industries and 17 of the top 20 global automotive OEMs rely on Applied’s solutions to develop, test, and deploy autonomous systems at scale. Learn more at https://applied.co.

About Embark

Embark Technology, Inc. (NASDAQ: EMBK) is an autonomous vehicle company building the software powering autonomous trucks, focused on improving safety, efficiency, and sustainability. Headquartered in San Francisco, CA since its founding in 2016, Embark has partnered with some of the largest shippers and carriers in the United States.

Additional Information and Where to Find It

Embark Technology, Inc. (“Embark”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Embark by Applied Intuition, Inc. (the “Transaction”). Embark plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Embark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), which was filed with the SEC on March 28, 2023. To the extent that holdings of Embark’s securities have changed since the amounts set forth in the 2022 Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Embark will mail the definitive Transaction Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT EMBARK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Embark with the SEC in connection with the Transaction at the SEC’s website (https://www.sec.gov). Copies of Embark’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Embark with the SEC in connection with the Transaction will also be available, free of charge, at Embark’s investor relations website (https://investors.embarktrucks.com).

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Embark’s Board of Directors in approving the Transaction; expectations for Embark following the closing of the Transaction; and expectations for Embark if the Transaction does not close. Such forward-looking statements are subject to inherent risks and uncertainties, including those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Embark’s stockholders for the Transaction are not obtained on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring Embark to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; (iv) the nature, cost and outcome of any legal proceeding that may be instituted against the parties and others relating to the Transaction; (v) the effect of the announcement or pendency of the Transaction on Embark’s assets, liabilities or financial condition; (vi) the amount of the costs, fees, expenses and charges related to the merger agreement or the Transaction; (vii) the risk that Embark’s stock price may fluctuate during the pendency of the Transaction and may decline significantly if the Transaction is not completed; and (viii) other risks and uncertainties detailed in the periodic reports that Embark files with the SEC, including the 2022 Annual Report and the Quarterly Report on Form 10-Q filed with the SEC on May 15, 2022, each of which may be obtained on the investor relations section of Embark’s website (https://investors.embarktrucks.com). If any of these risks or uncertainties materialize, or if any of Embark’s assumptions prove incorrect, Embark’s actual results could differ materially from the results expressed or implied by these forward-looking statements. All forward-looking statements in this communication are based on information available to Embark as of the date of this communication, and Embark does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Relations Contact:

investorrelations@embarktrucks.com

Media Contact:

press@applied.co